Certain portions of this Exhibit have been omitted based upon a request for confidential treatment. The non-public information has been filed with the Commission.


                                                                 Exhibit 10.2


                                    RESTATED
                                 DEMETER-MYCOGEN
                          LICENSE AND ROYALTY AGREEMENT

          Demeter BioTechnologies, Ltd., a Colorado corporation having a principal place of business at 905 West Main Street, Suite 20B Brightleaf Square, Durham, North Carolina 27701 ("DEMETER") and Mycogen Corporation ("LICENSEE"), having a place of business at 5501 Oberlin Drive, San Diego, California 92121, enter into the following Agreement effective September 23, 1997 (the "EFFECTIVE DATE").

         WHEREAS the Board of Supervisors of Louisiana State University and Agricultural and Mechanical College, a public constitutional corporation, organized and existing under the laws of the State of Louisiana ("LSU") owns certain patent rights in certain countries regarding certain technology involving disease resistance in plants;

         WHEREAS Demeter is in the business of producing, licensing, and sublicensing disease resistant plants and genetic constructs useful in producing disease resistant plants or treating plants and has developed technology and know-how and has obtained or filed patents of its own;

         WHEREAS Demeter has obtained from LSU, effective May 1, 1997, a license ("LSU LICENSE") under each of the components of "LSU LICENSED PATENTS" and "SUPPLEMENTAL PATENT RIGHTS" defined in Article I, Paragraphs (A) and (B) below, respectively;

         WHEREAS Licensee desires to obtain a license from Demeter of Demeter Technology or a sublicense from Demeter of rights under Licensed Patents and Supplemental Patent Rights, all for certain fields of use;

         WHEREAS Demeter and Licensee have agreed to the following terms and conditions, and desire to enter this License and Royalty Agreement (the "AGREEMENT");

         THEREFORE, in consideration of the mutual obligations set forth in this Agreement, Demeter and Licensee agree as follows:

                             ARTICLE I. DEFINITIONS

A. "LSU LICENSED PATENTS" means: (1) Jaynes and Derrick, "Method for Introduction of Disease and Pest Resistance into Plants and Novel Genes Incorporated into Plants which Code Therefor," United States patent number 5,597,946, issued January 28, 1997; (2) Jaynes and Derrick, "Plants Genetically Enhanced for Disease Resistance," United States patent number 5,597,945, issued January 28, 1997; (3) Jaynes and Derrick, European patent application 93113536.2; (4) Jaynes and Derrick, European patent application 89900103.6; (5) Jaynes and Derrick, Japanese patent application SHO 62-504491; (6) Jaynes and Derrick, "Method for Introduction of Disease and Pest Resistance into Plants and Novel Genes Incorporated into Plants which Code Therefor," European patent 0 330 655, issued June 7, 1995, nationalized in United Kingdom, France, Germany, and Italy; (7) Jaynes and Derrick, "Plants Genetically Enhanced for Disease Resistance," Canadian patent number 1,321,157, issued August 10, 1993; (8) Jaynes and Derrick, "Method for Introduction of Disease and Pest Resistance into Plants and Novel Genes Incorporated into Plants which Code Therefor," Australian patent number 611,859, sealed November 5, 1991; and (9) any United States or non-United States patent, reissue patent, or reexamination certificate resulting from the applications and patents of parts (1) through (8) of this Paragraph, including any renewals or extensions of the term of any such patent.

B. "SUPPLEMENTAL PATENT RIGHTS" means, subject to the limitations set forth in this Paragraph, any United States divisional or continuation application (but not a continuation-in-part application) either of United States patent application serial number 08/444,762, filed May 19, 1995, or of United States patent application serial number 08/453,436, filed May 30, 1995; and any United States patent, reissue patent, or reexamination certificate resulting from such a divisional or continuation application. "SUPPLEMENTAL PATENT RIGHTS" shall not include any patent rights outside the United States. Furthermore,

"SUPPLEMENTAL PATENT RIGHTS" shall not include any patent rights concerning any invention or activity whose unlicensed practice would infringe any of the following claims: (1) any claim of United States patent number 5,597,945 or 5,597,946, or (2) any claim in any reissue patent or reexamination certificate resulting from United States patent number 5,597,945 or 5,597,946. The "SUPPLEMENTAL PATENT RIGHTS" will be treated as Licensed Patents for all purposes under this Agreement.

C. "DEMETER PATENTS" means the U.S. patents and patent applications listed in Sections A-1 and A-2 of Schedule A hereto, and all patents issuing from such applications, together with all foreign counterparts of such patents and applications, and all continuations, continuations-in-part, divisionals, and reissues thereof.

D. "DEMETER TECHNOLOGY" means technology, know-how and materials, whether or not patentable, (including the materials listed on Schedule B hereto and the technology rights resulting from the current Demeter Agricultural Agreements listed in Schedule C) covered by Demeter Patents, and/or related to the development, manufacture or use of Biocontrol Peptides currently owned by or available to Demeter or developed by Demeter during the term of this Agreement, excluding Joint Technology.

E. "LICENSED TECHNOLOGY" means all Demeter Technology and Joint Technology.

F. "LICENSED PATENTS" means LSU Licensed Patents, Supplemental Patents, Demeter Patents and Joint Patents.

G. "FIELD OF USE" means the use of Biocontrol Peptides for disease and/or pest resistance purposes in transgenic plants of all plant species but not including the use of plants as a production mechanism for producing Biocontrol Peptides which are to be used for purposes not permitted under this Agreement.

H. "DOLLARS" means U.S. dollars.

I. "CROP" means a plant species designated by its formal binomal nomenclature (e.g. Lycopersicon esculentum for tomato; Zea mays for corn, etc.).

J. "LICENSED PLANT PRODUCT(S)" means transgenic plant(s) containing a Biocontrol Peptide the use of which either (i) involves the use of Demeter Technology and/or Joint Technology licensed to Licensee under this Agreement; or (ii) would otherwise infringe a valid claim of any applicable Licensed Patent absent the licenses granted under this Agreement.

K. "LICENSED FORMULATED PRODUCT(S)" means any product, regardless of how formulated, for application externally to a plant, or to any plant surface or the growing media of any plant, containing one or more Biocontrol Peptides the use of which either (i) involves the use of Demeter Technology or Joint Technology licensed to Licensee under this Agreement; or (ii) would otherwise infringe a valid claim of any applicable Licensed Patents absent the licenses granted under this Agreement.

L. "NUTRITION PATENTS AND TECHNOLOGY" means all technology, materials and patents or patent applications which relate to Demeter research on proteins with improved nutritional quality including but not limited to the following patent applications and applications in preparation listed in Section A3 of Schedule A attached hereto, their foreign counterparts, and all continuations, continuations-in-part, divisionals and reissues thereof.

M. "NET SALES" means all revenue received or accrued during the term of the Agreement by Licensee, Licensee's Affiliates or their sublicensees, respectively, arising out of or related to the use, transfer, lease, or sale of any Licensed Product(s) at the actual amounts charged by Licensee or by any Affiliate or their Sublicensee, excluding any Trait Marketing Revenue. "Net Sales" also includes consideration received, at any time, by Licensee for a Licensed Product that is made during the term of a Licensed Patent, but that is used, sold, or otherwise transferred after that term. "Net Sales" shall not include the following amounts: (i) revenue attributable to Licensed Products that are actually returned to Licensee for refund; (ii) transportation charges or allowances, if any, added to the price; and (iii) sales tariffs, duties, or taxes for Licensed Products that

Licensee is required to collect and remit to a government as a matter of law; but in no circumstances shall any deduction or exclusion from Net Sales receipts be taken for any franchise tax or income tax. No other deductions of any kind shall be made, whether for agents' commissions or otherwise. Where all or part of the consideration received by Licensee, or an Affiliate of Licensee as otherwise set forth in this Paragraph M for the use or transfer of any Licensed Product is not cash, or where the final use of a Licensed Product is by Licensee or an Affiliate of Licensee, then the "Net Sales" for that Licensed Product for purposes of computing royalties or other amounts due under the Agreement shall be deemed to be the fair market value for such Licensed Product. In determining fair market value, appropriate weight shall be given to any arms-length transaction by Licensee, an Affiliate of Licensee, or a sublicensee involving the same or a similar Licensed Product. For Licensed Products which are Licensed Plant Products, Net Sales will be determined in accordance with the above solely on the basis of the revenue or value of such Licensed Plant Products as planting materials (such as seeds, rootstocks, cutting and/or other plant parts) for purposes of the production of a commercial crop and not on their end-use revenue or value. The time when "Net Sales" for any Licensed Product are deemed received for purposes of computing royalties or other amounts due under the Agreement shall be (1) the date when a purchaser is billed by Licensee, (2) the date when the purchaser actually uses or receives that Licensed Product, (3) the date when Licensee bills for the use of that Licensed Product, or (4) the date when Licensee receives payment for that Licensed Product, whichever date is earliest; provided that Licensee must actually receive payment for that Licensed Product before Licensee is obligated to pay royalties or other amounts to Demeter for that Licensed Product. Where the consideration to Licensee for the right to use or receive any Licensed Product is not cash, the date "Net Sales" shall be deemed to be received shall be the date that Licensed Product is first used or received. "Net Sales" will exclude any revenue received or accrued by Licensee during the term of this Agreement from sublicensing and Trait Marketing Revenue.

N. "TRAIT MARKETING REVENUE" means the net revenue received by Licensee or its Affiliates, respectively from licenses to customers for the commercial use of the pest or disease control traits in Licensed Plant Products to the extent separately invoiced from the sale of Licensed Plant Products. Such fees would include those based upon usage including, but not limited to, per acre charges, box charges, or unit (e.g. volume or weight) charges. However, Trait Marketing Revenue will not include any payments which are up-front license issuance fees, technology milestone payments (e.g., for the achievement of sales thresholds), or payments in the nature of license maintenance fees payable on a periodic basis for continuation of a license.

O. "BIOCONTROL PEPTIDE(S)" means natural or synthetically derived peptide compound(s) which express activity to control plant pests or plant diseases.

P. "GROSS VALUE ADDED" means the average difference between the sales price charged customers for a Licensed Plant Product from the sales price charged customers under substantially similar circumstances (including, but not limited to, substantially similar quantities) for a plant product substantially identical in every meaningful way to the Licensed Plant Product save for the addition to the Licensed Plant Product of the technology subject to Licensed Patents or Licensed Technology

Q. "LICENSED PRODUCT(S)" means Licensed Plant Product(s) or Licensed Formulated Product(s), or both.

R. "FIRST COMMERCIAL SALE" means the receipt among the group consisting of Licensee, Affiliate, and any sublicensee of the cumulative amount of fifty thousand Dollars ($50,000) from the sale of Licensed Plant Products.

S. "CONFIDENTIAL INFORMATION" means any and all proprietary information (including, without limitation, information related to technical, business and intellectual property matters), know-how, data, trade secrets and biological and other physical materials owned and held by either party to this Agreement which such party maintains as confidential.

T. "AFFILIATE" means any entity controlled by, controlling or under common control with a party. For purposes of this definition, control will mean ownership of fifty percent (50%) or more of the equity or voting control of such party or entity.

U. "JOINT PATENTS" means patents and patent applications to the extent they cover technology jointly invented by Demeter (or Demeter's agents) and Licensee (or Licensee's agents) under the joint development program set forth in Article VII of this Agreement.

V. "JOINT TECHNOLOGY" means technology, know-how and materials jointly developed by Demeter (or Demeter's agents) and Licensee (or Licensee's agents) under the joint development program set forth in Article VII of this Agreement, which are not subject to Demeter Patents.

W. "JOINT INVENTIONS" means any invention, technology, know-how and materials conceived jointly under the joint development program set forth in Article VII of this Agreement by Demeter (or Demeter agents) on the one hand, and Mycogen (or Mycogen agents) on the other hand, whether or not patentable, including any Joint Patents and Joint Technology.

                            ARTICLE II. LICENSE GRANT

A. SCOPE OF LICENSE.

     1. LICENSED PLANT PRODUCTS. Subject to the terms and conditions of this Agreement, Demeter grants to Licensee, and Licensee accepts from Demeter, an exclusive world-wide license to Licensed Technology and Licensed Patents to make, have made, use, offer to sell, sell for use and sublicense Licensed Plant Products in the Field of Use, subject to the rights granted to Sanford Scientific Inc., Treetech Management, Inc. d/b/a Dry Creek Laboratories, Rhone-Poulenc and Clause, S.A.

     2. LICENSED FORMULATED PRODUCTS Subject to the terms and conditions of this Agreement, Demeter grants to Licensee, and Licensee accepts from Demeter, an exclusive world-wide license of Licensed Technology and Licensed Patents to make, have made, use, offer to sell, sell for use and sublicense Licensed Formulated Products, again subject to the rights, if any, granted to Sanford Scientific Inc., Treetech Management, Inc. d/b/a Dry Creek Laboratories, Rhone-Poulenc and Clause, S.A.

     3. SUBLICENSING RIGHTS AND RESTRICTIONS. Licensee will have the right to sublicense any of the rights granted to Licensee hereunder, except that Licensee will not have the right to assign, transfer or sublicense any rights under the LSU Licensed Patents or the Supplemental Patent Rights without the express prior approval of LSU, such approval not to be unreasonably withheld. Notwithstanding the foregoing, no prior approval from LSU will be required: (i) to sell Licensed Products to arms-length purchasers (e.g. distributors or farmers), even where such a sale is accompanied by an express or implied sublicense under one of more of the LSU Licensed Patents or Supplemental Patent Rights regarding the commercial use of such Licensed Product for non-developmental purposes
         (ii) to sublicense an Affiliate of Licensee in accordance with Paragraph 7 of this Article II; or (iii) to license a third party under one or more LSU-approved standard-form sublicenses (the "Standard-Form Sublicenses"). Attached as Schedule D is a Standard-Form Sublicense which has been approved by LSU.

     4. STANDARD-FORM SUBLICENSE. At any time during the term of this Agreement, Licensee may request that LSU and Licensee negotiate in good faith to develop one or more additional Standard-Form Sublicenses. Licensee shall prepare the first draft of each proposed Standard-Form Sublicense, and thereafter the parties shall discuss and negotiate modifications to the initial draft in good faith. Each party's obligation in this respect is limited to an obligation to negotiate in good faith; neither party is obligated to approve a proposed Standard-Form Sublicense if mutually agreeable terms cannot be found.

         By way of illustration and not limitation, the factors that LSU considers important in reviewing proposed sublicenses include the following: adequate liability insurance; adequate indemnity in favor of LSU; prohibitions against further assignment, sub-sublicensing, or transfer; prohibitions against the use of LSU's name; prohibitions against patent misuse; the right to audit; marking of Licensed Products with appropriate patent numbers; and, if a particular sublicense is intended to survive a possible termination of the present Agreement before the expiration of all pertinent Licensed Patents, a clear and acceptable demarcation of the respective rights and obligations of LSU and the sublicensee in those circumstances. Once LSU and Licensee have approved the form and substance of a particular Standard-Form Sublicense, Licensee may thereafter enter into one or more sublicenses with third parties using that approved Standard-Form Sublicense, without further approval from LSU, provided that: (1) no modifications are made to the approved Standard-Form Sublicense that would diminish in any respect the protections afforded to LSU by the approved Standard-Form Sublicense (other modifications being permissible if they do not diminish the protections afforded to LSU in any manner); and (2) a complete copy of the fully-executed Standard-Form Sublicense is delivered to LSU within thirty days of execution. A proposed sublicense that does not satisfy these criteria may be submitted for LSU's review and approval under Paragraph 3 above.

         LSU may at any time, acting in good faith, withdraw its approval of a particular Standard-Form Sublicense upon notice to Licensee. Such a withdrawal of approval shall not affect the validity of any sublicense using that Standard-Form Sublicense that was fully executed by all parties prior to LSU's withdrawal of approval. Where reasonably feasible, LSU shall inform Licensee of the reason for LSU's withdrawal of a previous approval, and shall propose modifications to the Standard-Form Sublicense that would make it once against acceptable to LSU.

     5. U.S. GOVERNMENT RIGHTS. The licenses granted to Licensee under paragraphs 1 and 2 above are subject to any rights that the United States Government may have in Licensed Patents pursuant to 35 U.S.C. Sections 200-212.

     6. ASSIGNMENT OF CERTAIN CONTRACTS. In connection with the grant of the above licenses, if Licensee requests in writing within one year of the Effective Date, Demeter hereby agrees to assign to Licensee (to the extent permitted under the applicable contract), under and subject to all of the terms of this Agreement, including but not limited to the royalty and payment obligations of Articles III and IV, technology subject to Article II, of this Agreement developed under any university or government contract (other than the LSU License) to which Demeter is a party to the extent that such contract relates to the development, manufacture, use or sale of Licensed Plant Products or Licensed Formulated Products for Crop disease and/or pest control; provided that Licensee agrees to assume the obligations of Demeter under such contract. Demeter further agrees to execute any and all documents necessary or desirable to implement these rights.

     7. AFFILIATES. Licensee will have the right to extend the license rights granted under this Agreement to Affiliates of Licensee, provided that such Affiliates agree in writing to be bound by all of the provisions of this Agreement.

     8. ADDITIONAL LIMITATIONS. No right or license is granted by Demeter to use or sell Biocontrol Peptides for human or animal health care applications or to use plants to produce Biocontrol Peptides for such or for other non-licensed uses, which human and animal healthcare applications and production use of plants is retained by Demeter.

B.TERM. The term of this Agreement will be from the Effective Date until the later of (i) expiration of the last to expire of any patent within Licensed Patents; or (ii) the cessation of the sale or use of any Licensed Products by Licensee or its Affiliates, or any of their sublicensee, unless earlier terminated in accordance with applicable provisions of this Agreement. Should the LSU License be terminated or converted into a non-exclusive license by LSU, LSU has agreed that Licensee's rights under this Agreement regarding LSU Licensed Patents and Supplemental Patent Rights will not be diminished for the term of the LSU License, provided that; (i)Licensee pays to LSU, or to such other person or entity which holds the rights granted by LSU to Demeter which are sublicensed to Licensee under this Agreement, the royalties otherwise payable under this Agreement; (ii) Licensee is not in breach of any other material term of this Agreement; and (iii) in connection with the continuation of this License following the termination of the LSU License, LSU will not incur any obligation which it did not already have to Demeter under the LSU License, or to Licensee under the terms of this Agreement. The parties acknowledge that the term of the LSU License only extends until the last to expire of any patents included within the definition of "Licensed Patents" as defined in said License Agreement.

                         ARTICLE III. ROYALTIES AND FEES

A. LICENSE ISSUE FEES. Upon execution of this Agreement, and as a condition precedent to this Agreement, Licensee shall pay Demeter the following three amounts: (a) seven hundred thousand Dollars ($700,000) for the rights to Licensed Patents and Demeter Technology for use in Licensed Plant Products in the Field of Activity; (b) two hundred thousand Dollars ($200,000) for the rights to Demeter Patents and Demeter Technology for use in Formulated Licensed Products; and (c) an additional fifty thousand Dollars ($50,000) for a right of first refusal through October 1, 1998 to obtain an exclusive license to Demeter Nutrition Patents and Technology for applications involving nutrition in plants in accordance with the provisions of Article VI.

(The information marked by *** has been omitted by a request for confidential treatment. The omitted portions will be separately filed with the Commission.)


B. MINIMUM ANNUAL ROYALTIES. Licensee shall pay Demeter a minimum royalty of five hundred thousand dollars ($500,000) per year for the licenses granted pursuant to this Agreement (the "Minimum Annual Royalty"), such Minimum Annual Royalty will be first payable on January 1, 2003 and on January 1 of each subsequent year to and including January 1, 2014, which amount will be increased for each year after January 1, 2003 by an amount equal to five percent of the amount payable in the prior year. The amount of Minimum Annual Royalty paid by Licensee in excess of actual earned royalties in any year will be treated as a prepayment of future earned royalties. Such excess will be accrued, and will then be creditable against fifty percent (50%) of any future earned royalties which are in excess of Minimum Annual Royalty in subsequent years until fully utilized.


C. EARNED ROYALTY ON SALES BY LICENSEE.

     1. On a quarterly basis, Licensee shall pay to Demeter an earned royalty for Licensed Plant Products in an amount equal to the greater of the following two amounts [(a) or (b)] for each Licensed Plant Product that is made, used, sold, or imported by Licensee: (a) the sum of *** of Net Sales, if any, and *** of Trait Marketing

         Revenue, if any; or (b) the sum of *** of Gross Value Added, if any, and *** of Trait Marketing Revenue, if any. Examples of the application of the provisions of this paragraph are presented below:

         EXAMPLE 1: Licensee sells a unit of a particular Licensed Plant Product in exchange for Net Sales Revenue of $125 per unit. The Gross Value Added with respect to such unit is $25.00. The earned royalty payable to Demeter on the sale of such Licensed Plant Product on a per unit basis is the greater of (a) ***% of $125 = $***, or (b) ***% of $25.00
         = $***. Licensee pays $*** per unit in royalties to Demeter for such Licensed Plant Product.

         EXAMPLE 2: Licensee sells a unit of a particular Licensed Plant Product in exchange for Net Sales Revenue of $100 per unit. The Gross Value Added with respect to such unit is $0. (That is, there is no premium charged for the Licensed Plant Product over substantially similar plant products which do not have the traits licensed under this Agreement.) In addition, Licensee also receives $25.00 in Trait Marketing Revenue in connection with the sale of each such unit. (For example, in the form of a per acre license fee for the use of the trait incorporated into said unit.) The earned royalty payable to Demeter for the combined sale and trait license on a per unit basis is the greater of (a) ***% of $100 + ***% of $25 = $***, or (b) ***% of $25 = $***. Licensee pays
         $*** per unit in royalties to Demeter for such Licensed Plant Product.

         EXAMPLE 3: Licensee sells a unit of a particular Licensed Plant Product in exchange for Net Sales Revenue of $110. The Gross Value Added with respect to such unit is $10. In addition, Licensee receives $15.00 in Trait Marketing Revenue in connection with the sale of each such unit from a per acre license fee. The earned royalty payable to Demeter for the combined sale and trait license on a per unit basis is the greater of (a) ***% of $110 + ***% of $15 = $***, or (b) ***% of ($10 + $15) = $***. Licensee pays $3.75 per unit in royalties to Demeter for such Licensed Plant Product.

         (Note: In connection with Examples 2 and 3 above, the per acre license fee has been converted into an equivalent per unit Trait Marketing Revenue for purposes of the royalty calculation. Thus, in Example 2, if each unit of the Licensed Plant Product was utilized to produce two acres of a Crop, then the purchaser of the seed would have paid a per acre trait license fee of $12.50 per acre, which equates to the $25.00 in per unit Trait Marketing Revenue indicated in Example 2. Under the same circumstances, the trait license fee in Example 3 would have been $7.50 per acre.)

     2. On a quarterly basis, Licensee shall pay to Demeter an earned royalty for Licensed Formulated Products which are made, used, sold or imported by Licensee in an amount equal to four percent (4%) of Net Sales.

     3. Earned royalties on sales will be paid quarterly, by March 15, June 15, September 15, and December 15 based on Net Sales receipts received by Licensee during the prior three-month calendar quarter. The royalty calculation for each calendar quarter will be determined independently, without carrying forward or carrying backward amounts attributable to any other calendar quarter. Furthermore, the royalty for each Licensed Plant Product will be determined separately -- so that it is possible, for example, that the royalty for a first such Licensed Plant Product could be two percent (2%) of Net Sales, while the royalty for a second Licensed Plant Product during the same calendar quarter could be fifteen percent (15%) of Gross Value Added.

     4. In the event that no plant product exists which is the suitable standard of comparison for use in the determination of Gross Value Added for a Licensed Plant Product, Licensee and Demeter will meet, discuss and attempt to mutually agree upon an appropriate standard plant product to be used for the purposes of calculating the Gross Value Added. In the event the parties are unable to agree upon this standard, the matter will be referred to arbitration in accordance with Paragraph J of Article XVIII.

     5. No royalty will be due on the sale, use, importation or transfer of any Licensed Plant Product which is used for the production of additional planting stock of such Licensed Plant Product under a contract for the repurchase of such production by Licensee or its Affiliates. No royalty will be due on the resale of planting stock of Licensed Plant products purchased from a sublicensee in the case of crop failure, or on the use of a crop of Licensed Plant Products purchased from a customer of such planting stock (e.g., a grain crop used to produce oil), to the extent that Demeter has already received royalties to which it was entitled with respect to the planting stock of such Licensed Plant Products under the terms of this Agreement calculated on the basis of a bona-fide arms-length transaction at royalty rates offered to purchasers not having the relationship of seller to or producer for Licensee.

D. EARNED ROYALTIES FROM SUBLICENSEES. For payments received from sublicensees for the use of the technology licensed to Licensee under this Agreement (other than payments made for the purchase or use by a sublicensee of a Licensed Product manufactured by Licensee or its Affiliates, which payments are subject to the provisions of Paragraph C above), Licensee shall pay to Demeter earned royalties on a quarterly basis in accordance with the provisions set forth below:

     1. For payments from sublicensees which are license issue fees, license maintenance fees, or technology milestone payments, an amount equal to *** of such payments received by Licensee for all Crops with the exception of peanut, potato, tomato, tobacco and grapes, for which an amount equal to *** of such payments received by Licensee shall apply. Specifically excluded from such payments are payments to Licensee attributed for bona fide services rendered by Licensee to sublicensees for regulatory support, product registration, and research and development funding, and Trait Marketing Revenue.

     2. For payments from sublicensees which are running royalties calculated as a percentage of sublicensee's Net Sales, an amount equal to *** of the first *** of such payments received by Licensee on a Licensed Product-by-Licensed Product basis and *** of the amount in excess of the first *** for each such Licensed Product.

     3. For payments from sublicensees of Trait Marketing Revenue which are not covered by the provisions of Paragraph C, an amount equal to *** of such payments received by Licensee.

     4. Earned royalties on payments received from sublicensees which are covered by this Paragraph D will be paid quarterly, by March 15, July 15, September 15, and December 15 based on all such payments received by Licensee during the prior calendar quarter.

E. QUARTERLY REPORTS. Licensee shall forward to Demeter quarterly reports on or before March 15, July 15, September 15, and December 15 of each year, for the preceding calendar quarter, containing the data, information, and documentation necessary to determine fully the amounts owed by Licensee to Demeter under this Agreement. The quarterly reports will also provide information on the status of Licensee's marketing and/or sublicensing of Licensed Products. Such a report shall be made for each quarter beginning after commercialization of the first

Licensed Product, whether or not any payment is due for that quarter.

F. PATENT COSTS. Without affecting Demeter's obligation to LSU for patent prosecution under the License Agreement, Licensee will pay all reasonable out-of-pocket costs, fees and attorneys' fees and expenses of maintenance and/or further prosecution of (i) the LSU Licensed Patents, (ii) the Supplemental Patent Rights and (iii) the Licensed Patents listed under Section A1 of Appendix A, before the United States Patent and Trademark Office and before any other office or entity concerning patents (related to Licensed Patents) in those nations other than the United States of America which have been selected by Licensee for foreign patent protection on a patent-by-patent basis. Licensee will have a right to review any such patent applications and advise on the coverage of protection sought to the extent within the scope of the license rights granted under this Agreement. Demeter may elect to seek patent protection for Licensed Patents in countries not selected by Licensee at Demeter's expense; however, in such event, Licensee will forfeit its rights with respect to affected patents in such countries. Licensee will be entitled to a credit of fifty percent (50%) of the cumulative costs and fees paid by Licensee pursuant to this Paragraph against any royalty or other payments that may be due to Demeter under this Agreement. No credit may be taken prior to the third anniversary of the effective date. Thereafter, no more than 50% of the amount due Demeter under this Agreement in any given year may be offset by such credit. Licensee will have no obligation to pay any costs or fees in connection with the prosecution and/or maintenance of the Licensed Patents listed under Section A2 or A3 of Appendix A under this Agreement, except to the extent that Licensee elects to make such payments with respect to the Section A3 patents as set forth in Article VI.

                         ARTICLE IV - BENCHMARK PAYMENTS

(The information marked by *** has been omitted by a request for confidential treatment. The omitted portions will be separately filed with the Commission.)

A. REGULATORY APPROVAL OR FIRST SALE OF ANY TYPE. A payment of *** shall be made by Licensee to Demeter upon the earlier of (i) receipt of the first regulatory approval for sale of a Licensed Plant Product in the United States; or (ii) if no approval described in part (i) hereof is obtained prior thereto, the First Commercial Sale of any Licensed Plant Product. Only one such payment will be made. The payment made under this Paragraph A shall not discharge any of Licensee's obligations to make payments under paragraphs B or C of this Article or under the provisions of any other Article of this Agreement.

B. ADDITIONAL PAYMENT FOR FIRST COMMERCIAL SALE OF CERTAIN CROP(S). In addition to the payment provided under subparagraph A hereof, payments of *** each shall be made by Licensee to Demeter on the First Commercial Sale of Licensed Plant Products within a ***, *** or ***, up to a total of *** if there is a First Commercial Sale in each of said three crops.

C. ADDITIONAL PAYMENT FOR FIRST COMMERCIAL SALE OF ANY OTHER CROP WITHIN THE FIELD OF ACTIVITY Licensee shall make a payment to Demeter upon the First Commercial Sale of any Licensed Plant Products for any crop other than ***, *** and *** an amount equal to *** for each Crop up to a maximum total of *** (***).

D. INFLATION AND ADJUSTMENT. To the extent that any of the specific dollar amounts set forth in paragraph A, B, and C of this Article have not been paid by January 1, 2006 such remaining amounts will be adjusted upward annually by any increases in the United States Consumer Price Index For All Urban Consumers, All Items U.S. City Average (the "Index") from its value in January,

1998, less one percent (1%) per year. No downward adjustments will be made. The dollar figures shall first be adjusted beginning in January 2006.

                   ARTICLE V - AUDITING AND PAYMENT PROCEDURES

A. LATE PAYMENTS. If any payment is made more than thirty days after the date due under the Agreement, then Licensee shall also pay interest at the prime rate of interest announced from time to time by Citibank (New York), plus one percent (1%) per annum, until paid. If this amount is higher than allowed by applicable law, then the highest amount allowed by law shall apply.

B. PAYMENT PROCEDURE. All payments due under this agreement shall be payable to "DEMETER BIOTECHNOLOGIES, LTD.," and shall be made at the appropriate address given for notices in the Agreement. All payments due shall be made without any deduction for taxes, assessments, or other charges that may be imposed on Licensee by any government or by any political subdivision of any government. Any such taxes, assessments or other charges shall be assumed solely by Licensee.

C. LICENSEE'S RECORDS. Licensee (and any sublicensee exercising rights under the Agreement) shall make and keep full and accurate books and records in accordance with Generally Accepted Accounting Principles showing the sublicensing, manufacture, use, distribution, importation, lease, and sale of any Licensed Product by Licensee. Licensee agrees that Demeter, LSU, or the Louisiana Legislative Auditor may require that the books and records of Licensee pertaining to Licensed Products be inspected by a designee reasonably acceptable to Licensee during regular business hours, on reasonable written notice, to the extent necessary to verify the payments due under the Agreement; provided that the inspection is conducted in a manner to (i) insure the confidentiality of Licensee's books and records; and (ii) prevent any misuse of the information contained therein. Any such audit shall be at the expense of Demeter, LSU, or LSU's designee, or of the Louisiana Legislative Auditor, as applicable; except that should such an audit indicate an underpayment of ten percent (10%) or more for any calendar quarter, then Licensee shall pay the cost of the audit within thirty days of its completion.

D. TERM OF AUDIT RIGHTS. The right of Demeter and/or LSU to inspect the books and records of Licensee shall continue past the term or termination of the Agreement, until the later of the date on which all payments due under the Agreement have been made, or until two years after the expiration of the Agreement.

 ARTICLE VI- AGREEMENT NOT TO LICENSE CONCERNING PLANT NUTRITIONAL APPLICATIONS

         In order to provide Licensee with the opportunity to negotiate an exclusive license for said applications, Demeter will not license, prior to October 1, 1998, absent Licensee's consent, rights under the Nutrition Patents and Technology to any third party for plant nutritional applications. In the event Demeter and Licensee are unable to reach agreement on the terms of any such license, and obtain LSU's consent thereto, to the extent that LSU Licensed Patents or Supplemental Patent Rights are involved, on or before October 1, 1998, Demeter will thereafter be free to license said applications to others. However, should Demeter offer a license to a third party on terms more favorable than those offered to Licensee within one year from said date, Licensee will have a right of first refusal to obtain such license on the terms so offered. During the term of the option, and prior to Licensee's exercise of the option, Licensee will have the right, but not the obligation, to designate and pay for patent prosecution and maintenance of patents for plant nutritional applications.

         ARTICLE VII - JOINT DEVELOPMENT PROGRAM REGARDING PEPTIDES FOR
                          DISEASE RESISTANCE IN PLANTS

         Licensee and Demeter, without restricting any activities they may desire to participate in with third parties, will engage in a joint development program over a period of three years from the effective date of this Agreement to screen and produce peptides for use in disease resistance in plants. Demeter will provide the services of Dr. Jessie Jaynes, on a part-time basis, to design, plan the synthesis of and interpret testing results regarding such peptides. Licensee shall use diligent efforts to screen between one hundred fifty (150) and three hundred (300) Biocontrol Peptides during said period, against a battery of relevant plant diseases, and will make the results thereof available to Demeter for Demeter's own business purposes. Biocontrol Peptides or other technology invented solely by Demeter employees, consultants or other agents shall be owned by Demeter and not jointly owned. Biocontrol Peptides or other technology invented solely by Licensee's employees, consultants or other agent shall be owned by Licensee and not jointly owned but in the event such Biocontrol Peptides or other technology are subject to Licensed Patents or were developed from or by use of Licensed Technology then they will be subject to the terms of this Agreement, including but not limited to the royalty provisions set forth in Article III and applicable payments in Article IV. Joint Inventions will be jointly owned by Licensee and Demeter. Subject to the terms of this Agreement, including but not limited to the royalty provisions set forth in
Article III and applicable payments in Article IV, Licensee will be granted a world-wide, perpetual, exclusive license in Joint Inventions, with a right to sublicense, for all applications in disease and pest control for plants. Licensee hereby grants to Demeter a world-wide, royalty free, perpetual, exclusive license, in Joint Inventions, with a right to sublicense, for all applications other than applications for use in disease and pest control for plants.

                     ARTICLE VIII - DEMETER SUPPORT SERVICES

         Upon execution of this Agreement, and as a condition precedent to this Agreement, Licensee shall pay Demeter a total of three hundred thousand Dollars ($300,000) for technical assistance and support concerning Demeter Technology and the joint development program of Article VII for a period of three years from the Effective Date. In the event that Dr. Jaynes leaves the employ of Demeter, Demeter will retain Dr. Jaynes as a consultant, if reasonably practicable, to provide the same level of services to Demeter, under this joint development program as provided prior to Dr. Jayne's departure.

                          ARTICLE IX- RETURN OF RIGHTS

         If Licensee fails to begin to develop specific plans for applications for particular Crops, uses or territories subject to this Agreement within three years of the Effective Date of this Agreement, Demeter may propose a specific plan for such and bring to Licensee a suitable party ready, willing and able to implement such plan. If Licensee does not reach an agreement with such party for the particular Crop(s) involved, or develop and initiate a suitable alternative plan for development internally or with another party, then Demeter may request that Licensee's rights to Licensed Patents and Demeter Technology in said area(s) be returned to Demeter so as to permit Demeter to pursue said plan. Licensee shall not unreasonably refuse to return said rights to Demeter, provided, however, that Licensee will retain a non exclusive license to Licensed Patents and Licensed Technology in said area(s) unless the parties negotiate otherwise. As long as Licensee is not in breach of any material term of this agreement, it will not be compelled under this Article IX to turn over to Demeter any of Licensee's rights in Joint Inventions without compensation. If the parties are unable to agree on the application of this provision with respect to a particular Crop application, or the terms of a license for such application, then the matter will be submitted to arbitration in accordance with the provisions of Paragraph J of Article XVIII.

                  ARTICLE X - DEVELOPMENT AND COMMERCIALIZATION

A. RESEARCH COMMITTEE. Licensee and Demeter will establish a research committee consisting of four (4) members, two (2) of which will be appointed by each party. The function of this research committee will be to recommend research goals and activities and evaluate progress toward those goals. The research committee will meet four (4) times per year.

B. MARKETING OBLIGATIONS. Licensee, at Licensee's sole expense, shall: (1) act with commercially reasonable judgment and diligence to develop commercially marketable Licensed Products, and to develop competitive markets for those Licensed Products; (2) actively seek sublicensees or partners for Licensed Products, uses of Licensed Products or in geographic areas Licensee is not actively pursuing on its own; and (3) from time to time, at the request of a party, but no less than semi-annually, Licensee and Demeter will meet to discuss Licensee's marketing activities as set forth above.

C. REGULATORY APPROVAL. Licensee, at Licensee's expense, will undertake all reasonable efforts required to file by the end of the year 2002 and subsequently to obtain any state, federal, or other governmental license or regulatory clearance necessary for the use of Licensed Products. Any research necessary or desirable for the commercialization or marketing of Licensed Products by Licensee shall be the sole responsibility of Licensee. Licensee, at Licensee's sole expense, will prepare and deliver all necessary and appropriate documents, and take all reasonably necessary and appropriate actions, to seek to obtain any such license or regulatory clearance. All such registrations or clearances will be held in Licensee's name and will be owned exclusively by Licensee.

            ARTICLE XI - REPRESENTATIONS, WARRANTIES, AND DISCLAIMERS

A. AUTHORITY. Each party represents and warrants to the other party that it has the power and authority to enter into this Agreement and to perform its obligations hereunder.

B. DEMETER WARRANTIES. Demeter further warrants that LSU has consented to this Agreement under Paragraph 2.2 of the Supplemental Licensing Terms and Conditions of the LSU License, and that as of the date of execution of this Agreement Demeter has no knowledge of any intellectual property rights of third parties other than those disclosed in this Agreement, to which the use of the technology as licensed to Licensee under this Agreement would be subject.

C. EXCLUSIONS. Demeter and LSU make no warranty or representation whatsoever as to the usefulness of Licensed Patents, Demeter Technology or Licensed Products, or their fitness for the purpose for which they are intended or for any other purpose. Demeter and LSU make no representations, and extend no warranties of any kind, either express or implied, except as expressly provided in this Agreement.

D. ADDITIONAL DISCLAIMERS. Nothing in this Agreement shall be construed as:

         1. A warranty or representation by Demeter or LSU as to the validity, enforceability, scope, or inventorship of any patent; or

         2. A warranty or representation by Demeter or LSU that anything licensed, sublicensed, made, used, sold, imported, or otherwise disposed of under any license granted in or sublicense permitted by this Agreement is or will be free from infringement of patents of third parties or other rights of third parties; or

         3. An obligation that Demeter or LSU bring or litigate actions against third parties for infringement, except to the extent and in the circumstances stated in Article XIV of this Agreement ; or

         4. A requirement that Demeter or LSU file or prosecute any patent application, secure the issuance of any patent, or maintain any patent; or

         5. An establishment of a partnership, joint venture, agency, or employer-employee relationship between the parties; and neither party shall represent the contrary to anyone else.

E. DISCLAIMER OF RESPONSIBILITY. Neither Demeter nor LSU assume any responsibilities whatever for any damages caused to Licensee, any Affiliate, any vendees, other transferees, or sublicensees of Licensee or its Affiliates, or by any product or process incorporating or made by the Licensed Patents or Licensed Technology, or incorporating or made by the use of any information furnished under this Agreement.

                          ARTICLE XII - CONFIDENTIALITY

For a period of five (5) years from the termination of this Agreement, each party will keep confidential any and all Confidential Information (not otherwise excluded from the confidentiality and non-use obligation of this Article XII as set forth below) received from the other party in connection with the performance of this Agreement and will not disclose it to third parties or use it for any purpose other than pursuant to this Agreement, without the prior written consent of the disclosing party.

The confidentiality and non-use obligation of this Article XII will not apply to information and other items listed under the definition of Confidential
Information: (a) which is public knowledge at the time of disclosure, or which after disclosure becomes public knowledge in any way except through the wrongful act of the party so disclosing it;(b) which the receiving party is able to prove was in its possession at the time of disclosure by the disclosing party and which had not been obtained from the latter, either directly or indirectly; (c) whose disclosure is compelled by administrative or judicial order; or (d) which either party received from a third party having the legal right to disclose such information.

The provisions of this Article XII will survive any termination of this Agreement.

In the event that Licensee determines that Confidential Information received from Demeter or any Demeter Affiliate needs to be disclosed to regulatory authorities for the sale or use of any Licensed Plant Product or Licensed Formulated Product or to a third party in connection with the grant of a sublicense to such third party, then disclosure may be made to such third party only upon Demeter's prior written consent, which may not be unreasonably withheld, and only if such third party agrees to be bound by terms of confidentiality equivalent to those specified with this Article XII.

                         ARTICLE XIII. NON-USE OF NAMES

         Licensee and Demeter will make no use whatsoever of the other party's name, marks, insignia or logos or the name of any then-current employee of the other in news releases, advertisements, promotional materials, or otherwise, without the prior written consent of the other party for each such use. Licensee will make no use whatsoever of LSU's name, marks, insignia, or logos; or of the name of any LSU campus, department, center, or institute; or the name of any then-current LSU employee; in news releases, advertisements, promotional materials, or otherwise, without the prior written consent of LSU for each such use. However, the foregoing provision will not restrict either party from using the other's name or LSU's name to the extent required under securities laws, regulations or rules, or as required by law or the rules of any securities exchange listing either party's securities.

                        ARTICLE XIV - PATENT ENFORCEMENT

A. INFRINGEMENT OF LICENSED PATENTS. Licensee will investigate and report any infringements or possible infringements of Licensed Patents to Demeter. Demeter will have the right to enforce Licensed Patents at Demeter's expense. Licensee will provide reasonable cooperation to Demeter or LSU in the conduct of such suits. Such participation by Licensee will be at the expense of Demeter or LSU, whichever entity has requested Licensee's participation. However, Licensee, at Licensee's sole option and expense, may request to join in the enforcement of Licensed Patents when the infringing activity is within the scope of any licenses granted to Licensee under this Agreement. In the event neither Demeter nor LSU brings suit to enforce Licensed Patents within ninety (90) days of notification of a potential infringement, then Licensee will have the right to request to enforce Licensed Patents on behalf of Demeter and LSU, at Licensee's expense. If Demeter and LSU do not enforce Licensed Patents and do not permit Licensee to enforce Licensed Patents regarding infringing activity occurring within the scope of any license granted to Licensee under this Agreement on their respective behalf where appropriate, then Licensee's royalty and other payment obligations under this Agreement will be suspended until such enforcement is instituted. Any damages recovered in connection with the enforcement of Licensed Patents by Licensee will be retained by Licensee. Any such recovery in excess of the expenses incurred by Licensee in pursuing said enforcement will be subject to the royalty and other payment obligations of this Agreement but only to the extent that it is attributable to sources of income concerning which Licensee is obligated to make royalty or other payments under this Agreement.

B. LITIGATION DOES NOT AFFECT ROYALTIES. For so long as Demeter and/or LSU enforce or permit Licensee to enforce Licensed Patents, the pendency of a lawsuit for infringement of Licensed Patents, or other action concerning the validity or enforceability of Licensed Patents, will not affect Licensee's obligations to pay royalties or other amounts under this Agreement.

C. INDEMNIFICATION BY LICENSEE. If Licensee or any Affiliate or any entity acting in its capacity as a sublicensee under the Agreement takes any action under the Agreement or otherwise (other than a proceeding by Licensee or such Affiliate against LSU or Demeter on the validity or invalidity of the LSU Licensed Patents or Demeter Patents) that leads to or results in litigation or other legal proceedings (in any country) concerning or related to Licensed Patents or the Agreement, including but not limited to a suit for declaratory judgment or claim or counterclaim for infringement, non-infringement, validity, invalidity, enforceability, unenforceability, ownership, or inventorship of Licensed Patents, then Licensee will assume the responsibility for such legal proceedings (at both trial and appellate levels) at Licensee's sole expense. If Demeter or LSU so requests, Licensee's legal counsel shall represent Demeter and/or LSU, at Licensee's expense, in any such legal proceedings at both trial and appellate levels. If Licensee's legal counsel is unable to represent Demeter and/or LSU because of a conflict of interest or other bona fide reason, Demeter and/or LSU may engage other competent legal counsel, whose reasonable fees and expenses will be promptly paid or reimbursed by Licensee, to represent Demeter and/or LSU in any such suit or legal proceeding. If Demeter and/or LSU does not wish to be represented by Licensee's legal counsel, Demeter and/or LSU may engage competent legal counsel of Demeter's and/or LSU's choosing to represent Demeter and/or LSU at Demeter's and/or LSU's own expense (except in the case of a conflict of interest or other bona fide reason as described in the preceding sentence, in which case reasonable expenses for such representation will be borne by Licensee). Licensee will indemnify Demeter and/or LSU and hold Demeter and/or LSU harmless from any and all claims, damages, or other obligations arising out of or resulting from any such claim or legal proceedings; provided that Demeter and/or LSU will not settle any such claim without Licensee's prior written consent, such consent not to be unreasonably withheld. Any sublicense, transfer, or assignment of any of Licensee's rights under the Agreement shall expressly impose the obligations of this Paragraph on any sublicensee, transferee, or assignee.

D. FRAUDULENT OR WILLFUL MISCONDUCT. Notwithstanding Paragraph C above, Licensee will have no contractual obligation under this Agreement to indemnify either:
(i) Demeter to the extent that damages may be attributable to Demeter's fraudulent or willful misconduct; or (ii) LSU to the extent that damages may be attributable to LSU's fraudulent or willful misconduct. In the event that a claim is brought against any or all of Demeter, LSU and Licensee that is otherwise within Licensee's indemnification obligations under Article XIV C above, except that allegations of fraudulent or willful misconduct are made against Demeter or LSU, or both, then the provisions of this Paragraph will apply. Demeter or LSU or both, as the case may be, will defend both itself (themselves) and Licensee, at Demeter's or LSU's expense (or both, as the case may be) from and against any claim that is based on an allegation or claim of fraudulent or willful misconduct by Demeter or LSU, respectively, or both if both are allegedly culpable for such misconduct. If the final judgment or verdict respecting the fraudulent or willful misconduct claim -- after all applicable appeals and appeal delays have expired -- is other than a finding that Demeter or LSU or both committed fraudulent or willful misconduct, then Licensee shall promptly indemnify Demeter or LSU, or both (as the case may be) as otherwise provided in Article XIV C above, and Licensee will also promptly reimburse the reasonable legal and other out-of-pocket expenses incurred by Demeter or LSU (or both, as the case may be) in defending the claim at both trial and appellate levels; provided that neither Demeter nor LSU will be entitled to settle any such claim without Licensee's prior, written consent, such consent not to be unreasonably withheld. If the final resolution of the fraudulent or willful misconduct claim -- after all applicable appeals and appeal delays have expired -- is a finding that Demeter or LSU, or both committed fraudulent or willful misconduct, then Demeter or LSU, respectively (or both if both parties are culpable) will indemnify Licensee against that judgment or award, and Licensee will have no obligation to indemnify Demeter or LSU, respectively, (or both, as the case may be) with respect to that claim under Article XIV C above. If the fraudulent or willful misconduct claim is settled prior to a final judgment or verdict (including all applicable appeals and appeal delays), then Demeter, LSU and Licensee will make good faith efforts to resolve their respective obligations under Article XIV C and D, and if unable to reach agreement, will have recourse to the dispute resolution mechanism of Paragraph J Article XVIII. As otherwise provided in Article XIV C above, Licensee will defend, indemnify, and hold Demeter and LSU harmless against any claim that may be made against Demeter and/or LSU in the same proceedings to the extent that it is not based on an allegation or claim of fraudulent or willful misconduct by such party; and in such a case Demeter, LSU and Licensee shall cooperate in allocating those costs that are common to the defense of both sets of claims (i.e., those alleging fraudulent or willful misconduct against Demeter and LSU and those not so alleging), subject to Demeter and LSU's contingent rights to later indemnification and reimbursement after final resolution, as otherwise provided in this Paragraph.

Because a finding of "inequitable conduct" in the Patent and Trademark Office can be based on a lesser showing than that required for "fraudulent or willful misconduct," it is understood that a finding of "inequitable conduct" in the Patent and Trademark Office would not necessarily constitute "fraudulent or willful misconduct" within the contemplation of this Paragraph depending on the specific circumstances. Notwithstanding any provision of this Agreement to the contrary, LSU shall have no obligation to defend or indemnify Licensee against any claim, judgment or award that is based on allegations of fraudulent or willful misconduct by Dr. Jesse Jaynes.

                           ARTICLE XV. INDEMNIFICATION

A. GENERAL. Except as otherwise set forth below, Licensee will defend, indemnify, and hold harmless Demeter, LSU and their respective agents, officers, board members, employees, and anyone for whom Demeter and/or LSU may be liable (collectively, "INDEMNITEES") from and against any and all claims, damages, losses, and expenses, in any country, including reasonable attorney's fees at both trial and appellate levels to or for attorneys of Demeter's and /or LSU's choosing, for claims for damages to property, injury to persons, or death of persons, or for any other damage arising out of or in any way relating to Licensee's or its Affiliates' sublicensing, manufacture, use, distribution, marketing, importation, lease, sale or other conduct relating to Licensed Products, Licensed Patents or Licensed Technology by Licensee or Licensee's Affiliates and sublicensees and/or those manufacturing, marketing, selling, or otherwise acting on behalf of Licensee and/or Licensee's Affiliates or sublicensees. Licensee agrees to defend any Indemnitee against any such lawsuit, administrative or arbitration proceeding at Licensee's expense, and to pay any judgment rendered against any Indemnitee in any such lawsuit, administrative or arbitration proceeding, together with all costs and reasonable attorney's fees at both trial and appellate levels to or for attorneys of Demeter's and/or LSU's choosing incurred in preparing for or defending any such lawsuit, administrative or arbitration proceeding. Demeter and/or LSU will not settle any such claim without Licensee's prior written consent, such consent not to be unreasonably withheld. However, Licensee will not be required to indemnify Demeter for any injury to persons or property arising solely from Demeter's employees' activities causing injury to persons or property on premises where a Demeter employee is physically located or solely from Demeter's improper shipment of materials in connection with the conduct of joint development programs set forth under Article VII. Any sublicense, transfer or assignment of any of Licensee's rights under this Agreement shall expressly impose the obligations of this Paragraph on any sublicensee, transferee, or assignee.

B. FRAUDULENT OR WILLFUL MISCONDUCT. Notwithstanding Paragraph A above, Licensee will have no contractual obligation under this Agreement to indemnify either (i) Demeter to the extent that damages may be attributable to Demeter's or LSU's fraudulent or willful misconduct, or (ii) LSU to the extent that damages may be attributable to LSU's fraudulent or willful misconduct. In the event that a claim is brought against any or all of Demeter, LSU or Licensee that is otherwise within Licensee's indemnification obligations under Paragraph A above, except that allegations of negligence are made against Demeter or allegations of fraudulent or willful misconduct are made against Demeter or LSU, or both, then the provisions of this Paragraph will apply. Demeter or LSU or both, as the case may be, will defend both itself (themselves) and Licensee, at Demeter's or LSU's expense, (or both, as the case may be) from and against any claim that is based on an allegation or claim of fraudulent or willful misconduct by Demeter or LSU, respectively, or both if both are allegedly culpable for such misconduct. If the final judgment or verdict respecting the fraudulent or willful misconduct claim -- after all applicable appeals and appeal delays have expired -- is other than a finding that Demeter or LSU or both committed fraudulent or willful misconduct, then Licensee will promptly indemnify Demeter or LSU or both (as the case may be) as otherwise provided in Paragraph A above, and Licensee will also promptly reimburse the reasonable legal and other out-of-pocket expenses incurred by Demeter or LUS (or both, as the case may be) in defending the claim at both trial and appellate levels; provided that neither Demeter nor LSU, will be entitled to settle any such claim without Licensee's prior, written consent, such consent not to be unreasonably withheld.

If the final resolution of the fraudulent or willful misconduct claim -- after all applicable appeals and appeal delays have expired -- is a finding that Demeter or LSU or both committed fraudulent or willful misconduct, then Demeter or LSU, respectively (or both if both parties are culpable) will indemnify Licensee against that judgment or award, and Licensee will have no obligation to indemnify Demeter or LSU, respectively, (or both, as the case may be) with respect to that claim under Paragraph A above. If the fraudulent or willful misconduct claim is settled prior to a final judgment or verdict (including all applicable appeals and appeal delays), then Demeter, LSU and Licensee will make good faith efforts to resolve their respective obligations under this Article XV, and if unable to reach agreement, shall have recourse to the dispute resolution mechanism of Paragraph J, Article XVIII. As otherwise provided in Paragraph A above, Licensee will defend, indemnify, and hold Demeter or LSU harmless against any claim that may be made against Demeter or LSU in the same proceedings, to the extent that it is not based on an allegation or claim of fraudulent or willful misconduct by such party, or an allegation of negligence by Demeter and in such a case Demeter, LSU and Licensee shall cooperate in allocating those costs that are common to the defense of both sets of claims (i.e., those alleging fraudulent or willful misconduct against Demeter and/or LSU and/or negligence against Demeter and those not so alleging), subject to Demeter's and/or LSU's contingent right to later indemnification and reimbursement after final resolution, as otherwise provided in this Paragraph B.

Because a finding of "inequitable conduct" in the Patent and Trademark Office can be based on a lesser showing than that required for "fraudulent or willful misconduct," it is understood that a finding of "inequitable conduct" in the Patent and Trademark Office would not necessarily constitute "fraudulent or willful misconduct" within the contemplation of this Paragraph B., depending on the specific circumstances. Notwithstanding any provision of this Agreement to the contrary, LSU shall have no obligation to defend or indemnify Licensee against any claim, judgment or award that is based on allegations of fraudulent or willful misconduct by Dr. Jesse Jaynes.

C. PRIOR LICENSE. The LSU Licensed Patents and Supplemental Patent Rights were previously licensed to Helix Phytonetix, Inc., a Louisiana corporation ("Phytonetix") under a February 1, 1993 License Agreement (the "Prior License") between LSU and Phytonetix. The Prior License was executed pursuant to a February 1, 1993 Agreement in Settlement, Compromise, and Release (the "Helix Settlement") among LSU, Phytonetix, and the following private corporations:
Helix International Corporation (a Louisiana corporation), Helix BioMedix, Inc. (a Colorado corporation), Helix BioMedix, Inc. (a Louisiana corporation), and University Research and Marketing, Inc. (a Louisiana Corporation). (Phytonetix, each of the other private corporations named in the preceding sentence, and each of their respective affiliates, officers, directors, shareholders, assignees, and other persons or entities claiming any right through any of the above may be referred to individually or collectively as a "Prior Party" or the "Prior Parties"). LSU has represented that other than the May 1, 1997 LSU License to Demeter, LSU has neither granted nor authorized any licenses under the LSU Licensed Patents and Supplemental Patents to any party other than: (1) to Phytonetix under the Prior License on and after February 1, 1993; and (2) to one or more of the Prior Parties before February 1, 1993. (The license rights in LSU Licensed Patents and Supplemental Patents held by Prior Parties other than Phytonetix were extinguished under the terms of the Helix Settlement).

When Phytonetix failed to pay a minimum royalty timely under the Prior License, LSU notified Phytonetix that the Prior License was terminated as of April 10, 1996. LSU has previously provided Demeter and Demeter has provided Licensee with copies of the

Prior License, the Helix Settlement (with all Exhibits), and the correspondence by which LSU notified Phytonetix that the Prior License was terminated as of April 10, 1996. Although Demeter and LSU believe that the Prior License was properly terminated as of April 10, 1996, Demeter and LSU can make no representations or warranties that the Prior License was properly terminated. Licensee assumes the risk that a Prior Party may challenge the April 10, 1996 termination of the Prior License, whether by litigation, arbitration, or otherwise. Demeter shall Defend Licensee against any such claims.

D. PRIOR PARTY CLAIMS. Licensee will have no obligation to indemnify LSU or Demeter against any claims by Helix Phytonetix Inc., Helix International Corporation, Helix Biomedix Inc., or University Research and Marketing, Inc. regarding any claim relating to their rights to LSU Licensed Patents under any license to them by LSU. Demeter shall defend itself and Licensee against any claim by Helix Phytonetix, Inc.; Helix International Corporation; Helix BioMedix, Inc.; or University Research and Marketing, Inc. regarding any license to them by LSU and will indemnify Licensee from any claims demands, damages or liability arising therefrom.

                             ARTICLE XVI. INSURANCE

A. Prior to the first sale of any Licensed Product, Licensee shall maintain a program of self-insurance reasonably acceptable to Demeter and LSU or shall obtain liability insurance coverage on an "occurrence" basis for any and all liability arising out of the sublicensing, manufacture, use, distribution, marketing, importation, or sale of any Licensed Product, by Licensee, its Affiliates, and their customers, in all countries. Demeter and LSU shall be additional insureds in any such liability insurance. This liability insurance must be issued by a company having a current A. M. Best rating of A+ 8 or better. The limits of this insurance coverage shall be not less than three million Dollars

($3,000,000) per occurrence, with aggregate limits not less than five million Dollars ($5,000,000) per year. The amount of liability insurance coverage required by this Paragraph A is subject to the inflation adjustment set forth in Paragraph C, below. The maximum deductible may not exceed fifty thousand Dollars ($50,000) or such other amount as may be reasonably acceptable to Demeter and LSU. This liability insurance shall include contractual liability coverage and products/completed operations coverage in at least the minimum amounts required by this Article. If applicable, Licensee shall forward written evidence of such liability insurance coverage, including the declarations page(s) describing the coverage provided by the policy, and including the endorsement naming Demeter and LSU as additional insureds, to Demeter and LSU at least sixty days prior to the first use or sale of any Licensed Product. The insurer shall be required to give at least thirty days' notice of cancellation or modification of coverage to Demeter and LSU. The obligation to provide Demeter and LSU the liability insurance required by this Article and written evidence thereof shall continue until the earliest of the following two events: (a) the expiration or termination of this Agreement in accordance with its terms; or (b) the time when Licensee permanently ceases to make, use, import, sell, or offer to sell Licensed Products, or to sublicense any rights under this Agreement. In addition, Licensee shall thereafter obtain and maintain a "tail" insurance policy otherwise satisfying the requirements of this Paragraph, and insuring the same persons against the same risks until the expiration of any remaining pertinent statute of limitations period. At any time when Licensee obtains, renews, or replaces a liability insurance policy, the aggregate limits for the liability insurance coverage shall be at least equal to the sum of Net Sales, Trait Marketing Revenue and gross payments to Licensee from sublicensees for the most recently completed Licensee fiscal year. The alternative amount of liability insurance provided by the preceding sentence is not subject to the inflation adjustment otherwise required by this Article XVI, and only applies if this alternative amount is greater than the amount of insurance otherwise required by this Paragraph A.

B. Obligation of Sublicensees. Each sublicensee, assignee, or transferee of any of Licensee's rights under this Agreement shall obtain the type and amount of liability insurance required by Paragraph A of this Article XVII, except that in calculating the alternative amount provided by the last two sentences of Paragraph A. of this Article XVII, that sublicensee's, assignee's or transferee's Net Sales and Trait Marketing Revenue shall be used in place of the sum of Licensee's Net Sales, Trait Marketing Revenue and gross payments from sublicensees, substituting for "Licensee" that sublicensee, assignee, or transferee in the definitions of Net Sales and Trait Marketing Revenue found in
Article I, Paragraphs M and N. A sublicensee's obligation to obtain liability insurance may, if mutually agreeable to Licensee and the sublicensee, be satisfied by a single insurance policy for both Licensee and the sublicensee; provided that such a single policy satisfies all other requirements of Paragraphs A and B of this Article XVII; and further provided that the amount of liability insurance provided by such a single policy is at least equal to the sum of the amounts required by Paragraph A and B of this Article XVII. A self-insured sublicensee may request that Demeter and LSU accept the sublicensee's self-insurance as satisfying the requirements of this Paragraph; Demeter and LSU shall not act unreasonably in deciding whether to approve such a request, provided that the self-insurance is adequately capitalized and otherwise satisfies the requirements of this Article XVII.

C. INFLATION ADJUSTMENT. The dollar amounts of insurance coverage stated in Paragraph (A) above will be subject to inflation adjustment as follows: The "Multiplier" on any given date is defined to be the ratio of (a) the Consumer Price Index for All Urban Consumers, All Items, U.S. City Average (the "Index") most recently issued by the United States Government as of that date to (b) the Index on the effective date of this Agreement. At any time when the Multiplier is at least 1.10 times the value of the Multiplier on the date of the most recent adjustment under this Paragraph (or is at least 1.10 if there has been no previous adjustment under this Paragraph), then Demeter or LSU may give Licensee written notice that each of the dollar amounts defined in Paragraph A is adjusted to the original amount of insurance required under this Agreement as specified above, multiplied by the Multiplier. The adjustment notice under this Paragraph is effective as of the time when Licensee (or a sublicensee) next renews or replaces its then-current liability insurance policy; and the amount of liability insurance coverage required shall be the amount specified in this
Article XVI, multiplied by the Multiplier as of the date of issuance, renewal, or replacement of the policy. The required adjusted coverage shall then remain constant until another notice of adjustment under this Paragraph is given.

                              ARTICLE XVII. NOTICES

         All written notices, payments, and other correspondence under this Agreement shall be considered given when deposited in the United States Mail, first class postage prepaid, to:

DEMETER:                                    LICENSEE:
Mr. Richard D. Ekstrom, President           Mr. Andrew C. Barnes
Demeter BioTechnologies, Ltd.               Executive Vice President
905 West Main Street                        Mycogen Corporation
Suite 20B Brightleaf Square                 5501 Oberlin Drive
Durham, North Carolina 27701                San Diego, California 92121

LSU:                                        IF LSU, AN ADDITIONAL
                                            COPY TO:
Vice Chancellor for Research & Director     Assistant Director
La. Agricultural Experiment Station         La. Agricultural
LSU Agricultural Center                     Experiment Station
104 J. Norman Efferson Hall                 LSU Agricultural Center
P.O. Box 25055                              104 J. Norman Efferson
Baton Rouge, Louisiana 70894-5055              Hall
                                            P. O. Box 25055
                                            Baton Rouge, Louisiana 70894-5055

These names or addresses may be changed by giving notice as provided in this Paragraph.

                          ARTICLE XVIII. MISCELLANEOUS

A. ENTIRE UNDERSTANDING. This Agreement constitutes the entire understanding between Demeter and Licensee, and supersedes any prior agreement or understanding on the same subject matter. Any modification or amendment to this Agreement shall not be effective unless and until reduced to writing and signed on behalf of both Demeter and Licensee and, to the extent that it affects any of the rights or obligations relating to the LSU Patent Rights or Supplemental Patent rights, approved in writing by LSU, which approval will not be unreasonably withheld.

B. CONSTRUCTION. The parties acknowledge that this Agreement followed negotiations by the parties, and that this Agreement incorporates the negotiated suggestions of both parties, and that both parties have had the benefit of the advice of counsel in the conduct of these negotiations. The parties therefore agree that no presumptions shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

C. HEADINGS. The headings or captions appearing at the beginnings of the Articles and Paragraphs of this Agreement are provided for convenience of reference only, and do not constitute part of this Agreement.

D. COMPLIANCE WITH LAWS. In fulfilling its obligations under the Agreement, Licensee shall comply with all applicable licensing, regulatory, and statutory requirements. Licensee shall be responsible for paying any taxes or other assessments, and for complying with all applicable laws and regulations of the United States and other countries, including without limitation all applicable laws and regulations relating to the environment, to agriculture, and to foodstuffs.

E. MARKING. Licensee shall mark any article or composition within the claims of any issued patent within Licensed Patents, or any article or composition intended for a use within the claims of any issued patent within Licensed Patents, with the word "Patent," "Patents," "For Use Under Patent," or "For Use Under Patents," and the number or numbers of each such issued patent. When, from the character of the article or composition, this marking cannot be made, the marking shall instead be placed on a label attached to any packaging containing any such article or composition.

F. PROHIBITION ON MISUSE. Licensee shall engage in no activity that would constitute a misuse of any patent or patent application within Licensed Patents. As used in this Paragraph, "misuse" of a patent or patent application means an action that, aside from issues of patent validity or infringement, renders a patent wholly or partially unenforceable, whether temporarily or permanently.

G. LICENSEE TRADEMARKS. Subject to Article XIII of the Agreement, Licensee may acquire its own trademarks for use in connection with Licensed Products.

H. EFFECT OF AN INVALID PROVISION. If any part of the Agreement is finally adjudged to be invalid by a court of competent jurisdiction, or by an arbitrator as provided in Article XVIII.J, the remaining parts of the Agreement shall remain in full force and effect. Furthermore, in lieu of that invalid part, there shall be automatically added to the Agreement a provision as similar in terms to that invalid part as may be possible, legal, valid, and enforceable.

I. GOVERNING LAW. This contract, its terms, and the enforcement of this contract shall be governed by the substantive law of the State of North Carolina for all situations except where rights or obligations of LSU are being interpreted in which instance Louisiana Law applies.

J. DISPUTE RESOLUTION. In the event of a controversy or claim arising out of or relating to this Agreement, or the breach, validity, or termination of this Agreement, the parties shall first negotiate in good faith for a period of sixty days to try to resolve the controversy or claim. If the controversy or claim is unresolved after this period of good-faith negotiations, the parties shall then make good-faith efforts for a period of sixty days to mediate the controversy or claim in Durham, North Carolina, before a sole mediator selected by the Center for Public Resources, Inc. (New York, New York), under the Center for Public Resources' Model Mediation Procedure for Business Disputes in effect as of the Effective Date. If the controversy or claim is unresolved after this period of mediation, on the written demand of either party, any controversy arising out of or relating to this Agreement or to the breach, termination, or validity of this Agreement, will be settled by binding arbitration in Durham, North Carolina unless LSU is a party, in which case the location will be Baton Rouge, Louisiana. The arbitration will be conducted in accordance with the Center for Public Resources' Rules for Non-Administered Arbitration of Patent and Trade Secret Disputes in effect as of the Effective Date before one neutral arbitrator selected by the parties. If the parties are unable to agree upon the appointment of a neutral arbitrator within 45 days then the Center for Public Resources will appoint an arbitrator. The appointed arbitrator will be neutral, impartial, and independent of the parties and others having any known interest in the outcome, abide by the ABA and AAA Canons of Ethics for neutral arbitrators, and have no ex parte communications about the case with either party in the appointing process or during the pendency of the arbitration. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures described above in this Paragraph are pending. Demeter and Licensee will each take such action, if any, required to effectuate this tolling. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement. Otherwise, any controversy arising under or relating to this Agreement, or the breach, termination, or validity of this Agreement, may be adjudicated only in a court, state or federal, having jurisdiction over the subject matter and including Durham, North Carolina within its territorial district. Both parties consent to the jurisdiction and venue of such a court unless LSU is a party in which case the location will be Baton Rouge, Louisiana. A party's right to demand arbitration of a particular dispute arising under or related to this Agreement, or the breach, termination, or validity of this Agreement, shall be waived if that party either: (1) brings a lawsuit over that controversy or claim against the other party in any state or federal court; or (2) does not make a written demand for mediation, arbitration, or both within 60 days of service of process on that party of a summons or complaint from the other party instituting such a lawsuit in any state or federal court. Notwithstanding the foregoing, except with respect to LSU, to whom the following will not apply, either party may avail itself of any appropriate tribunal to obtain injunctive or other equitable relief to protect its rights in any technology covered by the terms of this Agreement, or to prevent the unauthorized disclosure of any Confidential Information disclosed by one party to the other under this Agreement.

K. NO WAIVER. The failure of either party to insist upon strict performance of any provision of the Agreement, or to exercise any right under the Agreement shall not constitute a waiver of that provision or right.

L. NO LICENSE BY ESTOPPEL. Except as the Agreement may expressly and unambiguously provide otherwise, nothing in the Agreement shall be construed as granting by implication, estoppel, or otherwise any licenses or rights under any patents, patent applications, or know how owned in whole or in part by LSU, other than the express license under LSU Licensed Patents and Supplemental Patent Rights provided in Paragraph (A) of Article II of the Agreement, regardless of whether such patents, patent applications, or know-how are dominant of or subordinate to any patent within Licensed Patents.

M. RESERVED LSU RIGHTS. The license granted by the Agreement is subject to a reserved, non-exclusive, worldwide right in LSU to use LSU Licensed Patents and Supplemental Patent Rights for non-commercial purposes that are experimental or educational in nature.

N. LIMITATIONS OF LSU'S OBLIGATION UNDER THIS AGREEMENT. LSU's obligations under this Agreement will not be greater than LSU's obligations to Demeter under the LSU License, except as expressly provided in this Agreement with respect to the following matters (i) LSU's acceptance of the financial and other obligations of Licensee under this Agreement including but not limited to, the escrow provisions of Article XX; (ii) LSU's acceptance of the right of Licensee to grant sublicenses of the LSU Licensed Patents and Supplemental Licensed patents to Affiliates under Section A, Paragraph 7 of Article II; (iii) LSU's agreement that this Agreement will survive termination of Demeter's license under the LSU License, as provided under Section B of Article II of this Agreement; and (iv) the obligations of confidentiality under Article XII to the extent that such
Article XII may become applicable to LSU (e.g., in the event that Demeter's license under the LSU License terminates). Without limiting the applicability of the foregoing, in no event will LSU have any obligation to Licensee with respect to: any technology or patent rights other than the LSU Licensed Patents and Supplemental Patent Rights; the conduct of the joint development program under
Article VII; the provision of support services under Article VIII; any participation in the activities set forth in Article X; any of Demeter's indemnification obligations to Licensee under Article XV; provided, however, in the event that (i) Demeter's license under the LSU License has terminated; and
(ii) Licensee is paying royalties and fees under this Agreement to LSU which are in excess of the amount which Demeter would have been paying to LSU under the LSU License as a direct result of this Agreement; and (iii) Demeter is unable to meet its obligations to licensee with respect to claims subject to indemnification by Demeter under this Agreement; then Licensee will have the right to offset any unreimbursed damages suffered as a result of Demeter's inability to provide said required indemnification against that portion of Licensee's payment obligation to LSU which is in excess of the amount that LSU would have received from Demeter under the LSU License as a direct result of this Agreement.

                       ARTICLE XIX DEFAULT AND TERMINATION

A. EFFECT OF TERMINATION. Upon termination of the Agreement for any reason, each of the following provisions shall continue in effect indefinitely, until its purpose can no longer be fulfilled, or is no longer meaningful: Article I;III; V; XI; XII; XIII; XIV; XV, XVI; XVII, XVIII, XIX, AND XX. Following the termination of the Agreement, any provision of the Agreement not referred to in the preceding list shall cease to have effect. By way of illustration and not limitation, following the termination of the Agreement, Licensee shall remain obligated to pay Demeter all licensing fees, royalties, minimum royalties, and other amounts that were due under Article III or Article IV which were accrued prior to termination, except for amounts subject to disposition under Article XX, hereof.

B. Licensee will have the right to terminate this Agreement at any time on six
(6) months written notice to Demeter at any time after the second anniversary of the Effective Date. In the event of any termination prior to the satisfaction of all the conditions set forth in Article XX, the balance of the amount being held in escrow at the time of such notice will be released to Licensee following termination of the Agreement.

C. If Licensee is in breach or default of any term or condition of the Agreement, or fails to perform any obligation under the Agreement, Demeter may give written notice to Licensee, specifying the reason why there is a default or breach, after which notice Licensee shall have thirty (30) days to cure the breach. If the breach is not cured, or if efforts reasonably satisfactory to Demeter are not instituted within that 30 day period to cure the breach, the Agreement may be terminated at the option of Demeter, upon written notice of termination to Licensee, and Licensee shall have no further rights to sublicense Licensed Patents or make, use, import, offer to sell, or sell Licensed Products. If the breach is cured, or if efforts reasonably satisfactory to Demeter are instituted within the thirty (30) day period to cure the breach, the Agreement shall continue as if no breach had occurred; provided, however, that upon the third default arising out of failure to pay monies due to Demeter under the Agreement or upon default or rejection under paragraph E of this Article, no notice or period to cure shall be necessary, and Demeter may terminate the Agreement at its option without further notice to Licensee and without allowing Licensee a period to cure, and in such an event Licensee shall have no further rights under this Agreement. A bona fide dispute with respect to the amount of any payment required to be made by Licensee under this Agreement will not constitute a default by Licensee under this Agreement, if the payment in dispute is paid to an escrow agent, mutually selected by Demeter and Licensee, for placement into an interest bearing investment or account jointly approved by Demeter and Licensee.

D. Following termination of the Agreement under either Paragraph B or C, Licensee shall have one hundred eighty days (180) to sell any Licensed Products then in stock or then under production, subject to the payment of royalties, fees, and payments on those Licensed Products as otherwise provided in Articles III and IV

E. ACCELERATED PROCEDURES. If bankruptcy proceedings under any Chapter of the Bankruptcy Code, or other insolvency proceedings, voluntary or involuntary, are filed by or against Licensee, then Licensee or its representative must assume the Agreement within thirty (30) days of that filing, and Licensee must cure all defaults existing under the Agreement within that thirty day period, and Licensee must provide such adequate assurance of future performance of its obligations under the Agreement as may be required by the Bankruptcy or other Court, and should Licensee fail to assume the Agreement within thirty (30) days of that filing, or should Licensee fail to cure all defaults existing under the Agreement within that thirty (30) day period, or should Licensee fail to provide adequate assurance of its future performance of its obligations under the Agreement, as may be required by the Bankruptcy or other Court, then the Agreement shall be deemed to be rejected.

                          ARTICLE XX ESCROW PROVISIONS

A. Upon the execution of the Agreement between Demeter and Licensee, Licensee will pay the license issue fees set forth in Paragraph A of Article III and the technical assistance and support amount set forth in Article VIII (totaling $1,250,000) as follows: (i) the sum of Seventy-five Thousand Dollars ($75,000) will be paid directly to Demeter (which amount relates to the amounts due under Article IIIA(c) and a portion of the amount due under Article VIII) and (ii) the sum of One Million, One Hundred Seventy-five Thousand Dollars ($1,175,000) will be paid into a mutually agreeable interest bearing escrow account using an escrow agent mutually acceptable to Demeter and Licensee; which payments will satisfy Licensee's obligation under the indicated provisions set forth in this Paragraph A.

B. Promptly upon LSU's signature to this Agreement, Two Hundred and Seventy-five Thousand Dollars ($275,000) of the amount held in escrow (which amount relates to the balance of the amount due under Article VIII) will be released to Demeter. The balance of the amount held in escrow will be released to Demeter upon the receipt by Demeter or LSU of a letter from Phytonetix releasing any interest that the Prior Parties may have in the LSU Licensed Patents by virtue of the Prior License; or, if such release cannot be obtained, such other documentation as Licensee may, in its sole discretion, accept in lieu of such release.

C. In the event that the conditions set forth in Paragraph B above cannot be satisfied within six (6) months from the date of execution of this Agreement, then the balance of the escrow account will be released to Licensee.

D. In the event Licensee is subsequently able to secure the Prior Parties' release of any interest in the LSU Licensed Patents and Supplemental Patent Rights by the Prior Parties, or in the event that the Prior Parties' right to assert any such interest is barred by statute or adjudicated adversely to the Prior Parties, then Licensee will pay to Demeter the amount of any funds remaining from the previously escrowed balance released to Licensee to the extent that such funds were not utilized by Licensee in obtaining such release , or otherwise used in securing Licensee's right to use the LSU Licensed Patents and Supplemental Patent Rights.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in duplicate counterparts, each of which shall be deemed to constitute an original, effective as of the date first above written.

         The Undersigned verify that they have the power to bind to this Agreement the party on behalf of which they are executing below.

WITNESSES:                                     MYCOGEN CORPORATION

/s/ Elaine Hartnett                 BY: /s/ Andrew C. Barnes
------------------------------          ---------------------------------
                                            ANDREW C. BARNES
                                            EXECUTIVE VICE PRESIDENT

/s/ Carol Meikey                    DATE: Dec. 1, 1997
------------------------------            -------------------------------

                                          DEMETER BIOTECHNOLOGIES, LTD.

/s/ Jesse M. Jaynes                 BY: /s/ Richard D. Ekstrom
------------------------------          ---------------------------------
                                              RICHARD D. EKSTROM,
                                                  PRESIDENT

/s/ D. Thomas Roane                 DATE: Dec. 4, 1997
------------------------------            -------------------------------

ACKNOWLEDGEMENT OF LICENSE AND ROYALTY AGREEMENT BY LSU

Approved and accepted by the Board of Supervisors of Louisiana State University and Agricultural and Mechanical College pursuant to Paragraph 2.2 of the Supplemental Terms of the May 1, 1997 License and Royalty Agreement between the Board of Supervisors of Louisiana State University and Agricultural and Mechanical College and Demeter Biotechnologies, Ltd.


WITNESSES:                          THE BOARD OF SUPERVISORS OF
                                    LOUISIANA STATE UNIVERSITY AND
                                    AGRICULTURAL AND MECHANICAL COLLEGE


                                    BY: /s/ Allan A. Copping
---------------------------            -------------------------------
                                           ALLAN A. COPPING

                                    TITLE: PRESIDENT
---------------------------

                                   Schedule A.

Section A1

1. Methylated-lysine-rich lytic peptides and method of making same by reductive alkylation. United States application number 08/474547 filed June 7, 1995 and all foreign filings such as: EP number 95901738.5; IL number 111516; WO number 9412550.
2. Modified arginine-containing lytic peptides and method of making same by glyoxation. United States application number 08/148491 filed November 8, 1993 and all foreign filings such as: EP number 95000498.7; IL number 111515; WO number 9412553.
3. Ubiquitin-lytic peptide fusion gene constructs, protein products deriving therefrom, and methods of making and using same. United States patent application number 08/801028 filed February 19, 1997 and all foreign filings such as: EP number 95928127.0; IL number 1146967; WO number 9509339.
4. Methods for the design of amphipathic peptides have enhanced biological activities. US patent application number 60/027628 filed October 4, 1996 and all associated foreign filings.
5. Ubiquitin-lytic peptide fusion gene constructs, protein products deriving therefrom, and method of making. United States application number 08/505486 filed July 21, 1995 and associated foreign filings such as: EP number 95928126.2; WO number 9509338.
6. Design of Non-Peptidyl Membrane Interactive Molecules (MIMs) to Enhance Biological Activity. In Preparation.
7. Modified arginine containing lytic peptides and method of making the same by glyoxylation. United States application number 08/475328 filed
     June 7, 1995 and all associated foreign filings.
8. Methylated lysine-rich lytic peptides and method of making same by reductive alkylation. United States application number 08/427001 filed April 24, 1995 and all associated foreign filings.

Section A2

1. Method of treating pulmonary disease states with non-naturally occurring amphipathic peptides. United States application number 08/457798 filed June 1, 1995 and all foreign filings such as: IL number 109897; KZ number 941795.1; WO number 9406176.
2. Method of combating mammalian neoplasias, and lytic peptides thereof. United States patent application number 08/457171 filed June 1, 1995 and all associated foreign filings such as: EP number 95916249.6; IL number 113244; WO number 9504335.
3. Method of enhancing wound healing by stimulating fibroblasts and keratinocyte growth in vivo, utilizing amphipathic peptides. United States issued patent number 5561107 allowed October 1, 1996 and all associated foreign filings such as: CA number 2188391; EP number 95916435.1; IL number 113423; WO number 9504718.

4. Method of enhancing wound and healing by stimulating fibro-blast and keratinocyte in vivo utilizing amphipathic peptides. United States patent application number 08/689489 filed August 12, 1996 and all associated foreign applications.

Section A3

1. Plants Genetically Enhanced for Disease Resistance. United States patent application number 08/798963 filed January 24, 1997 and all associated foreign applications. In preparation.
2. Design, Construction, and Expression of Genes Encoding Proteins High in Essential Amino Acid Content for Food and Feeding for Humans and Animals. In preparation.
3.   Technique to Increase Overall Protein Content in Plants. In preparation.

                                   Schedule C


                     CURRENT DEMETER AGRICULTURAL AGREEMENTS
                              (As of August, 1997)


TYPES OF PLANT(S)          DEMETER COLLABORATOR                        TYPE OF AGREEMENT
-----------------          --------------------                        -----------------

1.  Apples                 Cornell University                          To Be Developed (Post LSU)

2.  Peanuts                National Peanut Foundation/                 Research & Development
                           North Carolina State University
                           University of Georgia

3.  Tobacco                North Carolina State University             Research & Development

4.  Rice                   Cornell University                          Research & Development

5.  Cotton                 USDA/Univ. of S.W.LA                        CRADA

6.  U.S. Potatoes          USDA/WRRC                                   CRADA

7.  European Potatoes      Austrian Research Center                    Research & Development

8.  Sugarcane              Texas A&M University                        Research & Development

9.  Sweet potatoes         Tuskegee University                         Research & Development

10. Trees                  Canadian Forest Service                     Research & Development

11. Bartlett Pear          USDA                                        CRADA

12. Walnuts                USDA/Univ. of Calif. Davis                  CRADA

                                   SCHEDULE D

                      STANDARD FORM SUBLICENSE AGREEMENT(1)

         Mycogen Corporation ("MYCOGEN"), having a place of business at 5501 Oberlin Drive, San Diego, California 92121, and
________________________________________, ("LICENSEE") enter into the following
Agreement effective __________________, 1997 (the "EFFECTIVE DATE").

         WHEREAS Mycogen is the exclusive licensee or sublicensee, for certain uses, of certain technology and patent rights from the Board of Supervisors of Louisiana State University and Agricultural and Mechanical College, a public constitutional corporation, organized and existing under the laws of the State of Louisiana ("LSU") and Demeter BioTechnologies, Ltd., a Colorado corporation ("DEMETER") relative to disease and pest control for use with plant crop species of all kinds;

         WHEREAS Mycogen has developed or has rights in technology and know-how useful in producing disease resistant plants or treating plants and has obtained or filed patents of its own;

         WHEREAS Licensee desires to obtain a license from Mycogen of _______________ and a sublicense of certain rights under Licensed Patents and Supplemental Patent Rights, all for certain fields of use;



--------
1 The Standard Form Sublicense Agreement may include such other terms as are agreed upon between Mycogen and Licensee without requiring separate approval from LSU, provided that such additional terms, (i) do not expand the scope of Mycogen's license from LSU; (ii) do not impose any additional obligations on LSU beyond those set forth in the Demeter-Mycogen License and Royalty Agreement; and (iii) do not diminish in any respect the protections afforded to LSU by this approved Standard Form Sublicense Agreement. In addition, solely with respect to Demeter, the Standard Form Sublicense Agreement may not include any provisions that are not in compliance with the provisions of the Demeter-Mycogen License and Royalty Agreement without Demeter's written consent.

         WHEREAS Mycogen and Licensee have agreed to the following terms and conditions, and desire to enter this License and Royalty Agreement (the "AGREEMENT");

         THEREFORE, in consideration of the mutual obligations set forth in this Agreement, Mycogen and Licensee agree as follows:

                             ARTICLE I. DEFINITIONS

A. "LSU LICENSED PATENTS" means: (1) Jaynes and Derrick, "Method for Introduction of Disease and Pest Resistance into Plants and Novel Genes Incorporated into Plants which Code Therefor," United States patent number 5,597,946, issued January 28, 1997; (2) Jaynes and Derrick, "Plants Genetically Enhanced for Disease Resistance," United States patent number 5,597,945, issued January 28, 1997; (3) Jaynes and Derrick, European patent application 93113536.2; (4) Jaynes and Derrick, European patent application 89900103.6; (5) Jaynes and Derrick, Japanese patent application SHO 62-504491; (6) Jaynes and Derrick, "Method for Introduction of Disease and Pest Resistance into Plants and Novel Genes Incorporated into Plants which Code Therefor," European patent 0 330 655, issued June 7, 1995, nationalized in United Kingdom, France, Germany, and Italy; (7) Jaynes and Derrick, "Plants Genetically Enhanced for Disease Resistance," Canadian patent number 1,321,157, issued August 10, 1993; (8) Jaynes and Derrick, "Method for Introduction of Disease and Pest Resistance into Plants and Novel Genes Incorporated into Plants which Code Therefor," Australian patent number 611,859, sealed November 5, 1991; and (9) any United States or non-United States patent, reissue patent, or reexamination certificate resulting from the applications and patents of parts (1) through (8) of this Paragraph, including any renewals or extensions of the term of any such patent.

B. "SUPPLEMENTAL PATENT RIGHTS" means, subject to the limitations set forth in this Paragraph, any United States divisional or continuation application (but not a continuation-in-part application) either of United States patent application serial number 08/444,762, filed May 19, 1995, or of United States patent application serial number 08/453,436, filed May 30, 1995; and any United States patent, reissue patent, or reexamination certificate resulting from such a divisional or continuation application. "SUPPLEMENTAL PATENT RIGHTS" shall not include any patent rights outside the United States. Furthermore, "SUPPLEMENTAL PATENT RIGHTS" shall not include any patent rights concerning any invention or activity whose unlicensed practice would infringe any of the following claims:
(1) any claim of United States patent number 5,597,945 or 5,597,946, or (2) any claim in any reissue patent or reexamination certificate resulting from United States patent number 5,597,945 or 5,597,946. The "SUPPLEMENTAL PATENT RIGHTS" will be treated as Licensed Patents for all purposes under this Agreement.

C. "LICENSED TECHNOLOGY" means _____________________________.

D. "LICENSED PATENTS" means LSU Licensed Patents, Supplemental Patents, and
________________________________.

E. "FIELD OF USE" means the use of Biocontrol Peptides for [disease and/or pest resistance purposes in transgenic plants of ________________________ but not including the use of plants as a production mechanism for producing Biocontrol Peptides which are to be used for purposes not permitted under this Agreement] or [disease and/or pest control purposes for crops of ____________].

F. "DOLLARS" means U.S. dollars.

G. "BIOCONTROL PEPTIDE(S)" means natural or synthetically derived peptide compound(s) which express activity to control plant pests or plant diseases.

H. "LICENSED PRODUCT(S)" means product containing a biocontrol peptide the use of which would (i) infringe a valid claim of any applicable Licensed Patents absent the license rights granted under this Agreement, or.(ii)
____________________________.

I. "CONFIDENTIAL INFORMATION" means any and all proprietary information (including, without limitation, information related to technical, business and intellectual property matters), know-how, data, trade secrets and biological and other physical materials owned and held by either party to this Agreement which such party maintains as confidential.

J. "AFFILIATE" means any entity controlled by, controlling or under common control with a party. For purposes of this definition, control will mean ownership of fifty percent (50%) or more of the equity or voting control of such party or entity.

                            ARTICLE II. LICENSE GRANT

A. SCOPE OF LICENSE.

     1. LICENSED PRODUCTS. Subject to the terms and conditions of this Agreement, Mycogen grants to Licensee, and Licensee accepts from Mycogen, a license under Licensed Technology and Licensed Patents to make, have made, use, offer to sell and sell for use Licensed Products in the Field of Use.

     2. SUBLICENSING RESTRICTION. Licensee will not have the right to sublicense any of the rights granted to Licensee hereunder. Notwithstanding the foregoing, Licensee may sell Licensed Products to arms-length purchasers (e.g. distributors or farmers), even where such a sale is accompanied by an express or implied sublicense under one of more of the LSU Licensed Patents or Supplemental Patent Rights regarding the commercial use of such Licensed Product for non-developmental purposes.

     3. U.S. GOVERNMENT RIGHTS. The license granted to Licensee under Paragraph 1 above is subject to any rights that the United States Government may have in Licensed Patents pursuant to 35 USC Sections 200-212.

     4. ADDITIONAL LIMITATIONS. No right or license is granted under this Agreement by Mycogen to use or sell Licensed Products for human or animal health care applications or to use plants to produce Biocontrol Peptides for such or for other non-licensed uses.

B. TERM. The term of this Agreement will be from the Effective Date until the later of (i) expiration of the last to expire of any patent within Licensed Patents; or (ii) the cessation of the sale or use of any Licensed Products by Licensee [and its Affiliates], or any purchasers of Licensed Products from Licensee [and its Affiliates], unless earlier terminated in accordance with applicable provisions of this Agreement. Should Mycogen's rights under Licensed Patents be terminated, Licensee's rights under this Agreement regarding Licensed Patents will continue, provided that; (i)Licensee [and its Affiliates] pay to Demeter or to such other person or entity which holds the Licensed Patents which are sublicensed to Licensee under this Agreement, the royalties otherwise payable to Mycogen under this Agreement; and
(ii) Licensee [and its Affiliates] are not in breach of any other material term of this Agreement. The parties acknowledge that the term of the LSU License only extends until the last to expire of any patents included within the definition of "Licensed Patents" as defined in said License Agreement.

                         ARTICLE III. ROYALTIES AND FEES

A. QUARTERLY REPORTS. Licensee shall forward to Mycogen quarterly reports on or before March 15, July 15, September 15, and December 15 of each year, for the preceding calendar quarter, containing the data, information, and documentation necessary to determine fully the amounts owed by Licensee to Demeter under this Agreement. The quarterly reports will also provide information on the status of Licensee's marketing of Licensed Products. Such a report shall be made for each quarter beginning after commercialization of the first Licensed Product, whether or not any payment is due for that quarter.

                  ARTICLE IV - AUDITING AND PAYMENT PROCEDURES

A. LATE PAYMENTS. If any payment is made more than thirty days after the date due under the Agreement, then Licensee shall also pay interest at the prime rate of interest announced from time to time by Citibank (New York), plus one percent (1%) per annum, until paid. If this amount is higher than allowed by applicable law, then the highest amount allowed by law shall apply.

B. PAYMENT PROCEDURE. All payments due under this agreement shall be payable to Mycogen and shall be made at the appropriate address given for notices in the Agreement. All payments due shall be made without any deduction for taxes, assessments, or other charges that may be imposed on Licensee by any government or by any political subdivision of any government. Any such taxes, assessments or other charges shall be assumed solely by Licensee.

C. LICENSEE'S RECORDS. Licensee shall make and keep full and accurate books and records in accordance with Generally Accepted Accounting Principles showing the manufacture, use, distribution, importation, lease, and sale of any Licensed Product by Licensee. Licensee agrees that Mycogen, LSU or the Louisiana Legislative Auditor may require that the books and records of Licensee pertaining to Licensed Products be inspected by a designee reasonably acceptable to Licensee during regular business hours, on reasonable written notice, to the extent necessary to verify the payments due under the Agreement; provided that the inspection is conducted in a manner to (i) insure the confidentiality of Licensee's books and records; and (ii) prevent any misuse of the information contained therein. Any such audit shall be at the expense of the designee; except that should such an audit indicate an underpayment of ten percent (10%) or more for any calendar quarter, then Licensee shall pay the cost of the audit within thirty days of its completion.

D. TERM OF AUDIT RIGHTS. The right of Mycogen or LSU to inspect the books and records of Licensee shall continue past the term or termination of the Agreement, until the later of the date on which all payments due under the Agreement have been made, or until two years after the expiration of the Agreement.

            ARTICLE V - REPRESENTATIONS, WARRANTIES, AND DISCLAIMERS

A. AUTHORITY. Each party represents and warrants to the other party that it has the power and authority to enter into this Agreement and to perform its obligations hereunder.

B. MYCOGEN WARRANTIES. Mycogen further warrants that LSU has consented to the form of this Agreement and that, as of the date of execution of this Agreement, Mycogen has no knowledge of any intellectual property rights of third parties other than those disclosed in this Agreement, to which the use of the technology as licensed to Licensee under this Agreement would be subject.

C. DISCLAIMER OF RESPONSIBILITY. None of Mycogen, Demeter or LSU assume any responsibilities whatever for any damages caused to Licensee, any Affiliate, any vendees, or other transferees of Licensee or its Affiliates, or by any product or process incorporating or made by the Licensed Patents or Licensed Technology, or incorporating or made by the use of any information furnished under this Agreement.

                          ARTICLE VI - CONFIDENTIALITY

For a period of five (5) years from the termination of this Agreement, each party will keep confidential any and all Confidential Information (not otherwise excluded from the confidentiality and non-use obligation of this Article VI as set forth below) received from the other party in connection with the performance of this Agreement and will not disclose it to third parties or use it for any purpose other than pursuant to this Agreement, without the prior written consent of the disclosing party.

The confidentiality and non-use obligation of this Article VI will not apply to information and other items listed under the definition of Confidential
Information: (a) which is public knowledge at the time of disclosure, or which after disclosure becomes public knowledge in any way except through the wrongful act of the party so disclosing it; (b) which the receiving party is able to prove was in its possession at the time of disclosure by the disclosing party and which had not been obtained from the latter, either directly or indirectly;
(c) whose disclosure is compelled by administrative or judicial order; or (d) which either party received from a third party having the legal right to disclose such information.

The provisions of this Article XI will survive any termination of this Agreement.

In the event that Licensee determines that Confidential Information received from Mycogen or any Mycogen Affiliate needs to be disclosed to regulatory authorities for the sale or use of any Licensed Product or to a third party in connection with a sale of a Licensed Product to such third party, then disclosure may be made to such third party only upon Mycogen's prior written consent, which may not be unreasonably withheld, and only if such third party agrees to be bound by terms of confidentiality equivalent to those specified with this Article VI.

                          ARTICLE VII. NON-USE OF NAMES

Licensee and Mycogen will make no use whatsoever of the other party's name, marks, insignia or logos or the name of any then-current employee of the other in news releases, advertisements, promotional materials, or otherwise, without the prior written consent of the other party for each such use. Licensee will make no use whatsoever of Demeter or LSU's name, marks, insignia, or logos; or of the name of any LSU campus, department, center, or institute; or the name of any then-current LSU employee; in news releases, advertisements, promotional materials, or otherwise, without the prior written consent of Demeter or LSU, respectively, for each such use.

                        ARTICLE VIII - PATENT ENFORCEMENT

A. INFRINGEMENT OF LICENSED PATENTS. Licensee will investigate and report any infringements or possible infringements of Licensed Patents to Mycogen. If infringing activity is occurring within the scope of any license granted to Licensee under this Agreement, then Licensee's royalty and other payment obligations under this Agreement will be suspended until an action to enforce the Licensed Patents against said infringement is instituted, unless Licensee is granted permission to enforce Licensed Patents against said infringement. Any damages recovered in connection with the enforcement of Licensed Patents in an action maintained solely by Licensee will be retained by Licensee. Any such recovery by Licensee in excess of the expenses incurred by Licensee in pursuing said enforcement will be subject to the royalty and other payment obligations of this Agreement. Licensee will provide reasonable cooperation to Mycogen, LSU and or Demeter in the conduct of any enforcement action, provided that the entity requesting such participation reimburses Licensee for any reasonable expenses incurred by Licensee in connection therewith.

B. LITIGATION DOES NOT AFFECT ROYALTIES. For so long as a proceeding has been initiated to enforce Licensed Patents, the pendency of a lawsuit for infringement of Licensed Patents, or other action concerning the validity or enforceability of Licensed Patents, will not affect Licensee's obligations to pay royalties or other amounts under this Agreement.

C. INDEMNIFICATION BY LICENSEE. If Licensee or any Affiliate takes any action under the Agreement or otherwise (other than a proceeding by Licensee or such Affiliate against LSU or Demeter on the validity or invalidity of the LSU Licensed Patents) that leads to or results in litigation or other legal proceedings (in any country) concerning or related to Licensed Patents or the Agreement, including but not limited to a suit for declaratory judgment or claim or counterclaim for infringement, non-infringement, validity, invalidity, enforceability, unenforceability, ownership, or inventorship of Licensed Patents, then Licensee will assume the responsibility for such legal proceedings (at both trial and appellate levels) at Licensee's sole expense. If Demeter or LSU so requests, Licensee's legal counsel shall represent Demeter and/or LSU, at Licensee's expense, in any such legal proceedings at both trial and appellate levels. If Licensee's legal counsel is unable to represent Demeter and/or LSU because of a conflict of interest or other bona fide reason, Demeter and/or LSU may engage other competent legal counsel, whose reasonable fees and expenses will be promptly paid or reimbursed by Licensee, to represent Demeter and/or LSU in any such suit or legal proceeding. If Demeter and/or LSU does not wish to be represented by Licensee's legal counsel, Demeter and/or LSU may engage competent legal counsel of Demeter's and/or LSU's choosing to represent Demeter and/or LSU at Demeter's and/or LSU's own expense (except in the case of a conflict of interest or other bona fide reason as described in the preceding sentence, in which case reasonable expenses for such representation will be borne by Licensee). Licensee will indemnify Demeter and/or LSU and hold Demeter and/or LSU harmless from any and all claims, damages, or other obligations arising out of or resulting from any such claim or legal proceedings; provided that Demeter and/or LSU will not settle any such claim without Licensee's prior written consent, such consent not to be unreasonably withheld.


                           ARTICLE IX. INDEMNIFICATION

A. GENERAL. Except as otherwise set forth below, Licensee will defend, indemnify, and hold harmless Mycogen, Demeter, LSU and their respective agents, officers, board members, employees, and anyone for whom Mycogen, Demeter and/or LSU may be liable (each, individually, referred to as an "INDEMNITEE" hereafter) from and against any and all claims, damages, losses, and expenses, in any country, including reasonable attorney's fees at both trial and appellate levels to or for attorneys of an Indemnitee's choosing, for claims for damages to property, injury to persons, or death of persons, or for any other damage arising out of or in any way relating to Licensee's or its Affiliates' manufacture, use, distribution, marketing, importation, lease, sale or other conduct relating to Licensed Products, Licensed Patents or Licensed Technology by Licensee or Licensee's Affiliates and/or those manufacturing, marketing, selling, or otherwise acting on behalf of Licensee and/or Licensee's Affiliates. Licensee agrees to defend any Indemnitee against any such lawsuit, administrative or arbitration proceeding at Licensee's expense, and to pay any judgment rendered against any Indemnitee in any such lawsuit, administrative or arbitration proceeding, together with all costs and reasonable attorney's fees at both trial and appellate levels to or for attorneys of Mycogen, Demeter's and/or LSU's choosing incurred in preparing for or defending any such lawsuit, administrative or arbitration proceeding. Mycogen, Demeter and/or LSU will not settle any such claim without Licensee's prior written consent, such consent not to be unreasonably withheld.


                              ARTICLE X. INSURANCE

A. Prior to the first sale of any Licensed Product, Licensee shall maintain a program of self-insurance reasonably acceptable to Mycogen, Demeter and LSU or shall obtain liability insurance coverage on an "occurrence" basis for any and all liability arising out of the sublicensing, manufacture, use, distribution, marketing, importation, or sale of any Licensed Product, by Licensee, its Affiliates, and their customers, in all countries. Mycogen, Demeter and LSU shall be additional insureds in any such liability insurance. This liability insurance must be issued by a company having a current A. M. Best rating of A+ 8 or better.

The limits of this insurance coverage shall be not less than three million Dollars ($3,000,000) per occurrence, with aggregate limits not less than five million Dollars ($5,000,000) per year. The amount of liability insurance coverage required by this Paragraph A is subject to the inflation adjustment set forth in Paragraph B, below. The maximum deductible may not exceed fifty thousand Dollars ($50,000) or such other amount as may be reasonably acceptable to Mycogen, Demeter and LSU. This liability insurance shall include contractual liability coverage and products/completed operations coverage in at least the minimum amounts required by this Article. If applicable, Licensee shall forward written evidence of such liability insurance coverage, including the declarations page(s) describing the coverage provided by the policy, and including the endorsement naming Mycogen, Demeter and LSU as additional insureds, to Mycogen, Demeter and LSU at least sixty days prior to the first use or sale of any Licensed Product. The insurer shall be required to give at least thirty days' notice of cancellation or modification of coverage to Mycogen, Demeter and LSU. The obligation to provide Mycogen, Demeter and LSU the liability insurance required by this Article and written evidence thereof shall continue until the earliest of the following two events: (a) the expiration or termination of this Agreement in accordance with its terms; or (b) the time when Licensee permanently ceases to make, use, import, sell, or offer to sell Licensed Products. In addition, Licensee shall thereafter obtain and maintain a "tail" insurance policy otherwise satisfying the requirements of this Paragraph, and insuring the same persons against the same risks until the expiration of any remaining pertinent statute of limitations period. At any time when Licensee obtains, renews, or replaces a liability insurance policy, the aggregate limits for the liability insurance coverage shall be at least equal to Net Sales for the most recently completed Licensee fiscal year. The alternative amount of liability insurance provided by the preceding sentence is not subject to the inflation adjustment otherwise required by this

Article X, and only applies if this alternative amount is greater than the amount of insurance otherwise required by this Paragraph A.

B. INFLATION ADJUSTMENT. The dollar amounts of insurance coverage stated in Paragraph (A) above will be subject to inflation adjustment as follows: The "Multiplier" on any given date is defined to be the ratio of (a) the Consumer Price Index for All Urban Consumers, All Items, U.S. City Average (the "Index") most recently issued by the United States Government as of that date to (b) the Index on the effective date of this Agreement. At any time when the Multiplier is at least 1.10 times the value of the Multiplier on the date of the most recent adjustment under this Paragraph (or is at least 1.10 if there has been no previous adjustment under this Paragraph), then Mycogen, Demeter or LSU may give Licensee written notice that each of the dollar amounts defined in Paragraph A is adjusted to the original amount of insurance required under this Agreement as specified above, multiplied by the Multiplier. The adjustment notice under this Paragraph is effective as of the time when Licensee (or a sublicensee) next renews or replaces its then-current liability insurance policy; and the amount of liability insurance coverage required shall be the amount specified in this
Article X, multiplied by the Multiplier as of the date of issuance, renewal, or replacement of the policy. The required adjusted coverage shall then remain constant until another notice of adjustment under this Paragraph is given.

                               ARTICLE XI. NOTICES

All written notices, payments, and other correspondence under this Agreement shall be considered given when deposited in the United States Mail, first class postage prepaid, to:

LICENSEE:                                         MYCOGEN:
                                                  Mr. Andrew C. Barnes
                                                  Executive Vice President
                                                  Mycogen Corporation
                                                  5501 Oberlin Drive
                                                  San Diego, California 92121

These names or addresses may be changed by giving notice as provided in this Paragraph.

                           ARTICLE XII. MISCELLANEOUS

A. ENTIRE UNDERSTANDING. This Agreement constitutes the entire understanding between Mycogen and Licensee, and supersedes any prior agreement or understanding on the same subject matter. Any modification or amendment to this Agreement shall not be effective unless and until reduced to writing and signed on behalf of both Mycogen and Licensee and, to the extent that it affects any of the rights or obligations relating to the LSU Patent Rights or Supplemental Patent rights, approved in writing by LSU, which approval will not be unreasonably withheld.

B. CONSTRUCTION. The parties acknowledge that this Agreement followed negotiations by the parties, and that this Agreement incorporates the negotiated suggestions of both parties, and that both parties have had the benefit of the advice of counsel in the conduct of these negotiations. The parties therefore agree that no presumptions shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

C. HEADINGS. The headings or captions appearing at the beginnings of the Articles and Paragraphs of this Agreement are provided for convenience of reference only, and do not constitute part of this Agreement.

D. COMPLIANCE WITH LAWS. In fulfilling its obligations under the Agreement, Licensee shall comply with all applicable licensing, regulatory, and statutory requirements. Licensee shall be responsible for paying any taxes or other assessments, and for complying with all applicable laws and regulations of the United States and other countries, including without limitation all applicable laws and regulations relating to the environment, to agriculture, and to foodstuffs.

E. MARKING. Licensee shall mark any article or composition within the claims of any issued patent within Licensed Patents, or any article or composition intended for a use within the claims of any issued patent within Licensed Patents, with the word "Patent," "Patents," "For Use Under Patent," or "For Use Under Patents," and the number or numbers of each such issued patent. When, from the character of the article or composition, this marking cannot be made, the marking shall instead be placed on a label attached to any packaging containing any such article or composition.

F. PROHIBITION ON MISUSE. Licensee shall engage in no activity that would constitute a misuse of any patent or patent application within Licensed Patents. As used in this Paragraph, "misuse" of a patent or patent application means an action that, aside from issues of patent validity or infringement, renders a patent wholly or partially unenforceable, whether temporarily or permanently.

G. LICENSEE TRADEMARKS. Subject to Article VII of the Agreement, Licensee may acquire its own trademarks for use in connection with Licensed Products.

H. EFFECT OF AN INVALID PROVISION. If any part of the Agreement is finally adjudged to be invalid by a court of competent jurisdiction, or by an arbitrator as provided in Article XII.J, the remaining parts of the Agreement shall remain in full force and effect. Furthermore, in lieu of that invalid part, there shall be automatically added to the Agreement a provision as similar in terms to that invalid part as may be possible, legal, valid, and enforceable.

I. GOVERNING LAW. This contract, its terms, and the enforcement of this contract shall be governed by the substantive law of the State of California for all situations except where rights or obligations of LSU are being interpreted in which instance Louisiana Law applies.

J. DISPUTE RESOLUTION. In the event of a controversy or claim arising out of or relating to this Agreement, or the breach, validity, or termination of this Agreement, the parties shall first negotiate in good faith for a period of sixty days to try to resolve the controversy or claim. If the controversy or claim is unresolved after this period of good-faith negotiations, the parties shall then make good-faith efforts for a period of sixty days to mediate the controversy or claim in ____________________, before a sole mediator selected by the Center for Public Resources, Inc. (New York, New York), under the Center for Public Resources' Model Mediation Procedure for Business Disputes in effect as of the Effective Date. If the controversy or claim is unresolved after this period of mediation, on the written demand of either party, any controversy arising out of or relating to this Agreement or to the breach, termination, or validity of this Agreement, will be settled by binding arbitration in ___________________, unless LSU is a party, in which case the location will be Baton Rouge, Louisiana. The arbitration will be conducted in accordance with the Center for Public Resources' Rules for Non-Administered Arbitration of Patent and Trade Secret Disputes in effect as of the Effective Date before one neutral arbitrator selected by the parties. If the parties are unable to agree upon the appointment of a neutral arbitrator within 45 days then the Center for Public Resources will appoint an arbitrator. The appointed arbitrator will be neutral, impartial, and independent of the parties and others having any known interest in the outcome, abide by the ABA and AAA Canons of Ethics for neutral arbitrators, and have no ex parte communications about the case with either party in the appointing process or during the pendency of the arbitration. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sections 1-16, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. All applicable statutes of limitation and defenses based upon the passage of time shall be tolled while the procedures described above in this Paragraph are pending. Mycogen and Licensee will each take such



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

action, if any, required to effectuate this tolling. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any dispute arising out of or relating to this Agreement. Otherwise, any controversy arising under or relating to this Agreement, or the breach, termination, or validity of this Agreement, may be adjudicated only in a court, state or federal, having jurisdiction over the subject matter and including ______________________________ within its territorial district. Both parties consent to the jurisdiction and venue of such a court unless LSU is a party in which case the location will be Baton Rouge, Louisiana. A party's right to demand arbitration of a particular dispute arising under or related to this Agreement, or the breach, termination, or validity of this Agreement, shall be waived if that party either: (1) brings a lawsuit over that controversy or claim against the other party in any state or federal court; or (2) does not make a written demand for mediation, arbitration, or both within 60 days of service of process on that party of a summons or complaint from the other party instituting such a lawsuit in any state or federal court. Notwithstanding the foregoing, except with respect to LSU, to whom the following will not apply, either party may avail itself of any appropriate tribunal to obtain injunctive or other equitable relief to protect its rights in any technology covered by the terms of this Agreement, or to prevent the unauthorized disclosure of any Confidential Information disclosed by one party to the other under this Agreement.

K. NO WAIVER. The failure of either party to insist upon strict performance of any provision of the Agreement, or to exercise any right under the Agreement shall not constitute a waiver of that provision or right.

L. NO LICENSE BY ESTOPPEL. Except as the Agreement may expressly and unambiguously provide otherwise, nothing in the Agreement shall be construed as granting by implication, estoppel, or otherwise any licenses or rights under any patents, patent applications, or know how owned in whole or in part by Demeter, Mycogen or LSU, other than the express license under Licensed

Patents provided in Paragraph (A) of Article II of the Agreement, regardless of whether such patents, patent applications, or know-how are dominant of or subordinate to any patent within Licensed Patents.

M. RESERVED LSU RIGHTS. The license granted by this Agreement is subject to a reserved, non-exclusive, worldwide right in LSU to use LSU Licensed Patents and Supplemental Patent Rights for non-commercial purposes that are experimental or educational in nature.

                      ARTICLE XIII DEFAULT AND TERMINATION

A. EFFECT OF TERMINATION GENERALLY. Upon termination of the Agreement for any reason, each of the following provisions shall continue in effect indefinitely, until its purpose can no longer be fulfilled, or is no longer meaningful:
Article I;III; IV; V; VI; VII; VIII; IX; X; XI; XII; and XIII. Following the termination of the Agreement, any provision of the Agreement not referred to in the preceding list shall cease to have effect. By way of illustration and not limitation, following the termination of the Agreement, Licensee shall remain obligated to pay Mycogen all licensing fees, royalties, minimum royalties, and other amounts that were due under Article III or Article IV which were accrued prior to termination, except for amounts properly placed in escrow under Paragraph B of this Article XIII.

B. EFFECT OF LICENSEE'S DEFAULT. If Licensee is in breach or default of any term or condition of the Agreement, or fails to perform any obligation under the Agreement, Mycogen may give written notice to Licensee, specifying the reason why there is a default or breach, after which notice Licensee shall have thirty
(30) days to cure the breach. If the breach is not cured, or if efforts reasonably satisfactory to Mycogen are not instituted within that 30 day period to cure the breach, the Agreement may be terminated at the option of Mycogen, upon written notice of termination to Licensee, and Licensee shall have no further rights to make, use, import, offer to sell, or sell Licensed



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

Products. If the breach is cured, or if efforts reasonably satisfactory to Mycogen are instituted within the thirty (30) day period to cure the breach, the Agreement shall continue as if no breach had occurred; provided, however, that upon the third default arising out of failure to pay monies due to Mycogen under the Agreement or upon default or rejection under paragraph D of this Article, no notice or period to cure shall be necessary, and Mycogen may terminate the Agreement at its option without further notice to Licensee and without allowing Licensee a period to cure, and in such an event Licensee shall have no further rights under this Agreement. A bona fide dispute with respect to the amount of any payment required to be made by Licensee under this Agreement will not constitute a default by Licensee under this Agreement, if the payment in dispute is paid to an escrow agent, mutually selected by Mycogen and Licensee, for placement into an interest bearing investment or account jointly approved by Mycogen and Licensee.

C. SALE OF INVENTORY AND WORK-IN-PROCESS. Following termination of the Agreement under either Paragraph A or B, Licensee shall have one hundred eighty days (180) to sell any Licensed Products then in stock or then under production, subject to the payment of royalties, fees, and payments on those Licensed Products as otherwise provided in Article III.

D. ACCELERATED PROCEDURES. If bankruptcy proceedings under any Chapter of the Bankruptcy Code, or other insolvency proceedings, voluntary or involuntary, are filed by or against Licensee, then Licensee or its representative must assume the Agreement within thirty (30) days of that filing, and Licensee must cure all defaults existing under the Agreement within that thirty day period, and Licensee must provide such adequate assurance of future performance of its obligations under the Agreement as may be required by the Bankruptcy or other Court, and should Licensee fail to assume the Agreement within thirty (30) days of that filing, or should Licensee fail to cure all defaults existing under the Agreement within that thirty (30) day period, or should Licensee fail to provide adequate assurance of its future



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performance of its obligations under the Agreement, as may be required by the
Bankruptcy or other Court, then the Agreement shall be deemed to be rejected.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in duplicate counterparts, each of which shall be deemed to constitute an original, effective as of the date first above written.

         The Undersigned verify that they have the power to bind to this Agreement the party on behalf of which they are executing below.

WITNESSES:                                    [NAME OF LICENSEE]

___________________________         BY: ________________________________
                                                 [NAME & TITLE]

___________________________         DATE: ______________________________




___________________________         BY: ________________________________
                                                 [NAME & TITLE]

___________________________         DATE: ______________________________





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